Exhibit 10.6

Execution Version

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

IROQUOIS GAS TRANSMISSION SYSTEM, L.P.

Dated as of: May 1, 2016

TABLE OF CONTENTS

1.	Partners	2

2.	Definitions	2

3.	Intentionally Deleted	11

4.	Formation and Purpose of the Limited Partnership	11

5.	Percentage Interests; Capital Contributions	15

6.	Allocation of Profits and Losses	24

7.	Distributions	27

8.	Accounting And Taxation	28

9.	Management Of The Partnership	31

10.	Limitation Of Liabilities	40

11.	Transfer Or Pledge Of Partnership Interests	41

12.	Termination And Right Of Withdrawal	45

13.	General	49

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Third Amended and Restated Limited Partnership Agreement (this “Agreement”), dated as of May 1, 2016, is made by and among the following parties (each, a “Partner” and, collectively, the “Partners”): (i) TransCanada Iroquois Ltd. (hereinafter called “TCIL”), a corporation organized under the laws of the State of Delaware, with its principal offices and address at 700 Louisiana Street, Suite 700, Houston, Texas 77002-2700; (ii) TCPL Northeast Ltd. (hereinafter called “TCPL”), a corporation organized under the laws of the State of Delaware, with its principal offices and address at 700 Louisiana Street, Suite 700, Houston, Texas 77002-2700; (iii) Dominion Iroquois, Inc. (“Dominion Iroquois”), a corporation organized under the laws of the State of Delaware, with its principal offices and address at 445 West Main Street, Clarksburg, West Virginia 26302; and (iv) Iroquois GP Holding Company, LLC (hereinafter called “DMLP”), a limited liability company organized under the laws of the State of Delaware, with its principal offices and address at 120 Tredegar Street, Richmond, VA 23219.

RECITALS

A.                                    The Partnership was formed as a limited partnership on December 11, 1989 upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware. To govern the Partnership, the then partners executed the Limited Partnership Agreement dated as of November 30, 1989 (as amended, the “Original LP Agreement”), pursuant to the Revised Uniform Limited Partnership Act of the State of Delaware, as amended (the “Partnership Act”).

B.                                    The Original LP Agreement was amended and restated pursuant to the Amended and Restated Limited Partnership Agreement dated as of February 28, 1997, as amended by a first amendment thereto dated as of January 27, 1999, a second amendment thereto dated as of May 4, 2001 and a third amendment thereto dated as of September 1, 2005 (as amended, the “Restated LP Agreement”).

C.                                    The Restated LP Agreement was amended and restated pursuant to the Second Amended and Restated Limited Partnership Agreement dated as of September 28, 2015 (the “Second Restated LP Agreement”).

D.                                    Prior to the execution of this Agreement, (i) the general and limited partnership interests of the Partnership held by TEN Transmission Company were transferred to TCPL, and (ii) a 0.65% partnership interest of the Partnership held by Dominion Iroquois was transferred to TCPL.

E.                                     The Partners now desire to amend and restate the Second Restated LP Agreement in its entirety as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partners hereby agree that the Second Restated LP Agreement is hereby amended and restated in its entirety as follows:

1.                         Partners. The Partners of the Partnership are as follows:

1.1               The General Partners of the Partnership are TCIL and DMLP.

1.2               The Limited Partners of the Partnership are TCIL, TCPL, Dominion Iroquois and DMLP.

2.                          Definitions. Unless otherwise required by the context, the terms defined in this Section 2 shall, for all purposes of this Agreement, have the respective meanings set forth below:

Additional Commitment Date.        The date on which the Management Committee votes to commit the Partnership to an Incremental Expansion pursuant to Section 4.9.

Additional Necessary Regulatory Approvals.                             All licenses, certificates, permits, approvals and determinations (all of which must be final and non-appealable) from United States and Canadian authorities having jurisdiction as may be required in connection with (a) the construction or acquisition and operation of an Incremental Expansion, other than those licenses, certificates, permits, approvals and determinations of a nature not customarily obtained prior to commencement of construction or acquisition of facilities of the nature of the Incremental Expansion and (b) the export, import and transportation if any, of the gas to be transported as a result of such Incremental Expansion.

Additional Partner.                       A Partner under this Agreement admitted in accordance with the provisions of Section 11.4.

Adjusted Capital Account.                             The Capital Account maintained for each Partner (a) increased by any amounts that the Partner is obligated to contribute or restore to the Partnership pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) with respect to such Partner.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

Adjusted Capital Account Deficit.                                      The deficit balance, if any, in the Adjusted Capital Account of a Partner.

Affiliate.                             Any Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with any Person. For purposes of the foregoing, “control” and its derivatives, with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership or control of voting securities or general partnership interests, by contract or otherwise. For the avoidance of doubt, as of the date hereof, (i)

Dominion Iroquois and DMLP shall be deemed Affiliates of each other and of Dominion Midstream Partners, LP, and (ii) TCPL and TCIL shall be deemed Affiliates of each other and of TC PipeLines, LP.

Agreement. “Agreement” has the meaning set forth in the first paragraph hereof.

Available Cash. The sum, determined as of the end of each fiscal quarter, of:

(i)                                     All cash and cash equivalents of the Partnership on hand at the end of such fiscal quarter; less

(ii)                                  the amount of any cash reserves established by the Management Committee:

(a)                                to provide for the proper conduct of the business of the Partnership (including cash reserves necessary for the Partnership to fund future contemplated capital expenditures set forth in an approved capital expenditure plan) subsequent to the fiscal quarter in which Available Cash is being computed; or

(b)                                to comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject.

Capital Account.                                             The capital account maintained for each Partner on the Partnership’s books and records in accordance with the following provisions:

(i)                                    To each Partner’s Capital Account there shall be added (i) such Partner’s Capital Contributions, (ii) such Partner’s allocable share of Profits and any items of income or gain that are specially allocated to such Partner pursuant to Section 6.2 or Section 6.3 hereof or other provisions of this Agreement, and (iii) the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

(ii)                                 From each Partner’s Capital Account there shall be subtracted (i) the amount of (A) cash and (B) the Gross Asset Value of any Partnership assets (other than cash) distributed to such Partner pursuant to any provision of this Agreement, (ii) such Partner’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Partner pursuant to Section 6.2 or Section 6.3 hereof or other provisions of this Agreement, and (iii) liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.

(iii)                               In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(iv)                              In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(v)                                The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Tax Matters Partner believes that it would be prudent to modify the manner in which the Capital Accounts, or any additions thereto or subtractions therefrom, are computed in order to comply with such Regulations, after consultation in good faith with all Partners and the Partnership’s tax advisors, the Tax Matters Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 12.5.1 hereof upon the dissolution of the Partnership. The Tax Matters Partner also shall, in good faith and on a commercially reasonable basis, (i) make any adjustments to the Capital Accounts that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(q) and (ii) make any appropriate modifications to the Capital Accounts in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

Capital Contribution.           The aggregate amount of cash and the initial Gross Asset Value of any property other than cash contributed to the Partnership pursuant to Section 5 hereof by such Partner. Any reference in this Agreement to a Capital Contribution of a Partner shall include a Capital Contribution contributed by its predecessors in interest.

Certified Public Accountants.                A firm of independent public accountants selected from time to time by the Management Committee.

Code.                                               The Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

Cost of an Incremental Expansion.                                All costs and expenses, including any allowance for funds used during construction (commonly referred to as an “AFUDC”), incurred, assumed or paid by the Partnership for the acquisition, planning, design, engineering, financing, construction and start-up of an Incremental Expansion, and securing Additional Necessary Regulatory Approvals therefor.

Deadlock.                          A deadlock in the Management Committee over any decision with respect to the Partnership or its operations which, pursuant to the terms of this Agreement, is within the authority of the Management Committee to decide.

Defaulted Contribution.                                           “Defaulted Contribution” has the meaning set forth in Section 5.5.3(a).

Defaulting Partner.                        A Partner which is in default of any of its material obligations hereunder, including, without limitation, (a) its failure to make Capital Contributions on or before the date such payments are due as set forth in a request delivered to such Partner pursuant Section 5.3.2(d), or (b) its failure to perform its indemnification obligation pursuant to Section 10.4.

Depreciation.  An amount determined for each fiscal year or other period for which the Partnership is required to make allocations pursuant to Section 6, and equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such fiscal year or other period; provided, however, if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Depreciation for such fiscal year or other period shall be determined pursuant to the “remedial” method under the rules prescribed by Treasury Regulations Section 1.704-3(d).

Dispute.                                   Any dispute, controversy or claim, whether based on contract, tort, statute or other legal or equitable theory (including but not limited to any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement), arising out of, or related in any way, directly or indirectly, to this Agreement, including the breach or termination thereof.

Dominion Iroquois.                                       “Dominion Iroquois” has the meaning set forth in the first paragraph hereof.

Economic Risk of Loss.                                               “Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

Estimated Cost of an Incremental Expansion.                                                                               The total estimated Cost of an Incremental Expansion as approved from time to time by vote of the members of the Management Committee.

Extended Cure Period.                                                  “Extended Cure Period” has the meaning set forth in Section 5.3.4(a).

Facilities.                             The real, personal and mixed property (whether tangible or intangible) owned and operated by the Partnership for the transmission of natural gas or otherwise, as such property may exist from time to time, with such changes in such property as may be approved by the Management Committee (including, but not limited to, Incremental Expansions approved by the Management Committee pursuant to Section 4.9).

FERC.                                           The Federal Energy Regulatory Commission or any commission, agency or other governmental body succeeding to the powers of such commission.

Financing Commitment. Definitive agreements between financial institution(s) and the Partnership or the Financing Corporation pursuant to which such financial institution(s) agree, subject to the conditions set forth therein, to lend money to, or purchase securities of, the Partnership or the Financing Corporation, the proceeds of which shall be used to finance all or a portion of the Facilities or of an Incremental Expansion. It is the intention of the Partnership to ensure that the terms of Financing Commitments shall limit the claim of the parties thereunder to the assets of the Partnership and shall waive any rights of such parties and other beneficiaries to proceed against the Partners individually. No Financing Commitment may require a Partner to cause its Affiliate to undertake any obligation in connection with any Financing Commitment without said Affiliate’s consent. No Financing Commitment may bind any Limited Partner unless such Financing Commitment expressly recognizes the limitations of liability of a Limited Partner set forth in Section 10.2 of this Agreement.

Financing Corporation. A corporation wholly owned by the Partnership which may be organized for the purpose of issuing securities, the proceeds from which are to be advanced directly or indirectly to the Partnership to finance in whole or in part the cost of the Facilities or the Cost of an Incremental Expansion.

Gas Transportation Contracts. The gas transportation contracts by and between the Partnership and the Shippers for the transportation of natural gas.

General Partner. Each of the Partners designated as a General Partner in Section 1.1, or any Additional Partner admitted to the Partnership as a General Partner pursuant to Section 11 or any Person substituted as a General Partner pursuant to this Agreement.

Gross Asset Value. The adjusted basis of an asset as determined for federal income tax purposes, except as follows:

(i)                                     the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed to by the Partners;

(ii)                                  the Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, in connection with: (i) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution (including in connection with any Capital Contributions made pursuant to a Capital Call with respect to which there is a Capital Call Default and irrespective of whether any Default Contributions are made with respect to such Capital Call Default) or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Partnership; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets as consideration for an interest in the Partnership; (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(g) (other than pursuant to Code Section 708(b)(l)(B)); (iv) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a non-compensatory option or warrant in accordance with Treasury Regulations Section 1.704-l(b)(2)(iv)(s); (v) upon the contribution by an existing Partner of an interest in the Partnership to another partnership; or (vi) any other event to the extent determined by the Partners to be necessary to properly reflect the Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-l(b)(2)(iv)(q); provided, however, adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and provided, further, that, consistent with the immediately preceding proviso, no adjustments will be made pursuant to clause (i) of this sentence in connection with Capital Contributions made pursuant to a Capital Call with respect to which there is no Capital Call Default. If any non-compensatory options or warrants are outstanding upon the occurrence of an event described in clauses (i)-(v) of this subparagraph (ii), the Partnership shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704- 1(b)(2)(iv)(f)(l) and 1.704-1(b)(2)(iv)(h)(2);

(iii)                              the Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the distributee Partner and the other Partners; and

(iv)                              the Gross Asset Values of Partnership assets shall be adjusted to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) (including pursuant to Treasury Regulations Section 1.734- 2(b)(l), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Value shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

Incremental Expansion. Any facilities installed or acquired to modify, improve or expand the Facilities or any portion thereof, or gas transportation or delivery facilities installed or acquired, except in connection with customary maintenance, to permit the delivery capacity and/or throughput of the Facilities to be increased.

Interest. “Interest” has the meaning set forth in Section 11.1.1.

Limited Partner. Each of the Partners designated as a Limited Partner in Section 1.2, or any Additional Partner admitted to the Partnership as a Limited Partner pursuant to Section 11 or any Person which becomes a transferee of all or part of the Percentage Interest of a Limited Partner or is otherwise substituted as a Limited Partner pursuant to this Agreement

Management Committee.                                   The Management Committee provided for in Section 9.

Majority Vote.                                      The affirmative vote, approval or consent of Representatives representing Partners who, in the aggregate, own greater than 60% of the Percentage Interests in the Partnership.

Minimum Gain.                                             “Minimum Gain” has the meaning set forth m Treasury Regulations Section 1.704-2(d).

Non-Defaulting Partner.                                            “Non-Defaulting Partner” has the meaning set forth in Section 5.3.4(a).

Nonrecourse Deductions. “Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

Operating Agreement. The Amended and Restated Operating Agreement dated as of February 28, 1997, between the Partnership and the Operator, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

Operator. Iroquois Pipeline Operating Company, a Delaware corporation.

Original LP Agreement. “Original LP Agreement” has the meaning set forth in the Recitals.

Parent.                       Any Person which owns directly or indirectly more than 50% of the outstanding voting interests or general partnership interests of a Partner.

Partner. Each of the Persons executing this Agreement, whether so executing as a General Partner or a Limited Partner, and any Person substituted for an original Partner and any Additional Partner which is admitted to the Partnership pursuant to Section 11, excluding any Withdrawn Partner or any Person for whom another Person has been substituted as a Partner in the Partnership pursuant to this Agreement.

Partner Loans. “Partner Loans” has the meaning set forth in Section 5.5.3(b).

Partner Nonrecourse Debt. “Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

Partner Nonrecourse Debt Minimum Gain. “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

Partner Nonrecourse Deductions.                                                           “Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(l).

Partnership.                                    Iroquois Gas Transmission System, L.P., a Delaware limited partnership.

Partnership Act. “Partnership Act” has the meaning set forth in the Recitals.

Percentage Interest. That percentage interest for each Partner determined in accordance with Section 5.1. The initial total Percentage Interest of each Partner, and the Percentage Interest of each Partner as either a General Partner or a Limited Partner, shall be as set forth on Schedule A hereto. To the extent that the Percentage Interest of any Partner as a General Partner or a Limited Partner immediately prior to the effectiveness of this Agreement differs from such Percentage Interest as set forth on Schedule A hereto, the initial Percentage Interest of such Partner as a General Partner or a Limited Partner shall become, upon the effectiveness of this Agreement, the Percentage Interest as a General Partner or a Limited Partner as set forth on Schedule A hereto. Upon any transfer or allocation of all or part of the Percentage Interest of a Limited Partner to any Person in accordance with the provisions of this Agreement, the Person to which such transfer or allocation is made shall hold the transferred or allocated Percentage Interest as a Limited Partner.

Person.                       An individual, corporation, voluntary association, joint stock company, business trust, partnership or other entity.

“Profits” or “Losses”. An amount determined for each fiscal year or other period for which the Partnership is required to make allocations pursuant to Section 6 and that is equal to the Partnership’ s taxable income or loss for such fiscal year or other period, determined in accordance with Code Section 703(a) (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(l)), with the following adjustments:

(i)                                     any income of the Partnership exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)                                  any expenditures of the Partnership described in Code Section 705(a)(2)(b) (or treated as expenditures described in Code Section 705(a)(2)(b) pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)                              in the event the Gross Asset Value of any Partnership asset is adjusted in accordance with subparagraph (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the Partnership asset) or loss (if the adjustment decreases the Gross Asset Value of the Partnership asset) from the disposition of such asset for purposes of computing Profits or Losses;

(iv)                             gain or loss resulting from any disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(v)                                in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of “Depreciation”;

(vi)                             to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii)                           notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 6.2 or Section 6.3 shall not be taken into account in computing Profits or Losses.

Related Party Contract. “Related Party Contract” has the meaning set forth in Section 9.5.

Representative.                           The individual designated by a Partner or Partners to serve as a member of the Management Committee.

Required Accounting Practice. The accounting rules and regulations, if any, at the time prescribed by the regulatory body or bodies under the jurisdiction of which the Partnership is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Partnership.

Restated LP Agreement. “Restated LP Agreement” has the meaning set forth in the Recitals.

Retained Voting Rights.   Matters requiring a Super-Majority Vote in accordance with (i) subparagraphs (b), (e), (j), (k), (l) and (m) of Section 9.2.7; (ii) Subparagraphs (f) and (i) of Section 9.2.7 unless such actions are proposed to be taken in order to satisfy the obligations of a Defaulting Partner; and (iii) subparagraph (n) of Section 9.2.7 with respect to the foregoing items only.

Second Restated LP Agreement.  “Second Restated LP Agreement” has the meaning set forth in the Recitals.

Section 5.5.3(a)Notice. “Section 5.5.3(a) Notice” has the meaning set forth in Section 5.5.3(a).

Section 5.5.3(c)Notice. “Section 5.5.3(c) Notice” has the meaning set forth in Section 5.5.3(c).

Shippers. Those Persons which, with the approval of the Management Committee, propose to enter into or have entered into a Gas Transportation Contract with the Partnership for the transportation of gas through the Facilities.

Successor Partnership.   “Successor Partnership” has the meaning set forth in Section 12.6.1.

Super-Majority Vote. The affirmative vote, approval or consent of Representatives representing Partners who, in the aggregate, own greater than 85% of the Percentage Interests in the Partnership.

Tax Matters Partner. The Partner designated as the tax matters Partner pursuant to Section 8.6.2 of this Agreement.

TCIL. “TCIL” has the meaning set forth in the first paragraph hereof.

TCPL. “TCPL” has the meaning set forth in the first paragraph hereof.

Treasury Regulations.      The income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

Withdrawn Partner. A Person who is deemed to have permanently withdrawn from the Partnership pursuant to Section 12.3 of this Agreement.

3.                          Intentionally Deleted.

4.                          Formation and Purpose of the Limited Partnership.

4.1             Formation. Partnership Act, etc. The Partners hereby continue the Partnership as a limited partnership, pursuant to the Partnership Act, for the purposes stated herein. The rights and liabilities of all Partners currently existing or hereafter admitted shall be as provided in the Partnership Act, except as herein otherwise expressly provided. Contemporaneously with the execution of this Agreement, the General Partners have executed and caused to be filed an Amended and Restated Certificate of Limited Partnership in accordance with the provisions of the Partnership Act (which certificate, among other things, identifies the name and mailing address of each General Partner), and shall execute and cause to be filed, as appropriate, such further amendments to such certificate and other documents as are or become necessary or advisable, as determined by the General Partners.

4.2             Name. The name of the Partnership shall be the Iroquois Gas Transmission System, L.P., or such other name as the General Partners may designate, upon written notice to the Partners, with such variations thereof as may be necessary to comply with the laws of other states, or Canadian provinces, within which the Partnership may do business.

4.3             Purpose. The Partnership shall plan, design, construct, own and operate the Facilities.

4.4             Regulatory Status. The Partners acknowledge that the Partnership will be a “natural gas company” under the Natural Gas Act.

4.5             Representations and Warranties Concerning Formation of the Partnership.

4.5 .1                              General Representations and Warranties. Each Partner, at the time of its execution of this Agreement, represents and warrants that, the execution and delivery of this Agreement, the formation or continuation of the Partnership, as the case may be, and the performance of its obligations hereunder will not contravene or conflict with any provision of law or of the charter or bylaws of such Partner, or contravene, conflict with or constitute a default under, any indenture, mortgage, instrument or other agreement of such Partner or any order, rule or regulation of any court, commission or governmental agency applicable to such Partner. Each Partner further represents, warrants and covenants that (a) it is, and for so long as it is a Partner hereunder it will do or cause to be done all things necessary to continue to be, a corporation, limited liability company, or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and (b) the execution and delivery of this Agreement has been duly authorized, and this Agreement, when executed and delivered by such Partner, will be its valid and binding agreement, enforceable in accordance with the terms hereof.

4.6             Offices. The principal offices of the Partnership shall be at One Corporate Drive, Shelton, Connecticut 06484, or at such place as the Management Committee may from time to time determine. Written notice of any change in such offices shall be given to each Partner. The registered office of the Partnership in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808 and the registered agent of the Partnership for the service of process shall be Corporation Service Company at the same address.

4.7             Qualification In Other Jurisdictions. The General Partners shall cause the Partnership to be qualified or registered under assumed or fictitious names or foreign limited partnership statutes or similar laws, or take other appropriate action, in any jurisdiction in which the Partnership owns property or transacts business if such qualification, registration or other appropriate action is reasonably necessary or reasonably anticipated to be necessary, or reasonably requested by any Limited Partner, in order to protect the limited liability of the Limited Partner(s), or to permit the Partnership lawfully to own property or transact business in such jurisdiction. The General Partners shall execute and cause to be filed and published all such certificates, notices, statements or other instruments reasonably necessary or reasonably anticipated to be necessary, or reasonably requested by any Limited Partner, to permit the Partnership to conduct business as a limited partnership in all jurisdictions where the Partnership elects to do business and to maintain the limited liability of the Limited Partner(s).

4.8             Incremental Expansion.

4.8.1                                 Any Partner or Partners (or the Operating Company) proposing that the Partnership construct or acquire an Incremental Expansion shall notify the other Partners and the Management Committee of the amount of additional capacity requested and the date on which such capacity is requested to be available, and shall provide a detailed explanation of the reasons why such capacity is being requested.

4.8.2                                 As soon as possible after providing such notice, the Partner or Partners or the Operating Company proposing an Incremental Expansion shall prepare and mail to each Partner:

(a)                    an estimate of the cost of the proposed Incremental Expansion and, if available, the proposed financing plan; and

(b)                    appropriate engineering data, flow diagrams and maps describing such Incremental Expansion in such detail as is required for filing as exhibits to the related application to PERC for authorization to construct or acquire and operate the proposed Incremental Expansion.

The Partnership shall reimburse the Partner or Partners proposing an Incremental Expansion for the cost of preparing and mailing the above materials, if and when the Management Committee votes to commit to construct or acquire the Incremental Expansion or a modified version thereof, pursuant to Section 4.9.

4.8.3                                 Within 60 days after the information described in Section 4.8.2 has been received by each Partner, the Management Committee shall vote on

Whether to proceed with the development of the proposed Incremental Expansion as set forth in Section 4.8.2. Upon the vote of the Management Committee to proceed with the development of the proposed Incremental Expansion, which shall be the same vote required in Section 4.9 to commit to construct or acquire an Incremental Expansion, the Partnership shall proceed with such development, including but not limited to the acquisition of Additional Necessary Regulatory Approvals and Financing Commitments. A vote to proceed with the development of an Incremental Expansion shall be without prejudice to the vote on whether the Partnership shall be committed to construct or acquire such Incremental Expansion under Section 4.9.2.

4.9             Commitment To Construct Or Acquire An Incremental Expansion.

4.9.1                                 Except as provided in Section 5.2.1, the Partnership shall not incur any material costs or obligations with respect to an Incremental Expansion or be obligated under any Financing Commitment relating to an Incremental Expansion (except for a normal financing commitment fee) until (a) the Additional Necessary Regulatory Approvals have been obtained, (b) such Financing Commitments, if any, as may be required in the opinion of the Management Committee for such Incremental Expansion have been obtained, (c) gas transportation contracts for the use of the capacity of the Incremental Expansion have been executed by the Partnership and by one or more shippers approved by the Management Committee, (d) the Estimated Cost of an Incremental Expansion has been determined and (e) the Management Committee has approved a commitment to construct or acquire such Incremental Expansion as provided in Section 4.9.2.

4.9.2                                  Immediately following the last to occur of the events referred to in clauses (a), (b) and (d) of Section 4.9.1, and the satisfaction of all conditions set forth in the precedent agreements for execution of the gas transportation contracts by the shippers which will utilize the capacity of the Incremental Expansion (other than the vote of the Management Committee to commit to construct or acquire the Incremental Expansion), or at such time as determined by the Management Committee, the Management Committee shall vote on whether the Partnership shall be committed to construct or acquire the Incremental Expansion. The vote required for a commitment to construct or acquire an Incremental Expansion, or for a waiver of the conditions precedent to such a commitment, shall be (i) a Super-Majority Vote if the estimated cost of such Incremental Expansion as determined pursuant to Section 4.8.2(a) exceeds Ten Million Dollars, and (ii) a Majority Vote if the estimated cost of such Incremental Expansion as determined pursuant to Section 4.8.2(a) is Ten Million Dollars or less.

4.10      Regulatory And Financing Decisions With Respect To Incremental Expansions. All votes on regulatory and financial matters with respect to an Incremental Expansion, including without limitation the filing of applications for Additional

Necessary Regulatory Approvals or amendments thereto, acceptance of all such approvals and amendments, the filing of any tariff or tariff revisions relating to an Incremental Expansion, and execution of financing agreements and commitments related to an Incremental Expansion, shall be subject to the same voting standard set forth in Section 4.9 for approval of the commitment to construct or acquire; provided, however, that approval of the Management Committee shall not be required in the case of the acceptance by the Operator, pursuant to Section 3.1.2 of the Operating Agreement, of Additional Necessary Regulatory Approvals and amendments thereto if the terms of such approvals do not vary materially from the authorizations sought in the related regulatory applications.

4.11      Notwithstanding Sections 4.8, 4.9 or 4.10, Management Committee approval to develop or construct or acquire an Incremental Expansion shall not be required in the case of Incremental Expansions or other capital facilities which (!) do not exceed in any one instance a cost of one million dollars ($1,000,000); (2) will be constructed pursuant to the Partnership’s blanket certificate; and (3) have been included in the most recent budget approved by the Management Committee pursuant to Section 5.2 of the Operating Agreement, and all regulatory and financing decisions with respect to the same shall be made by the Operator without further approval of the Management Committee.

5.                          Percentage Interests; Capital Contributions.

5.1             Percentage Interests. Each Partner’s Percentage Interest as of any date shall equal the percentage equivalent of a fraction, the numerator of which is the aggregate amount of such Partner’s Capital Contributions to the Partnership as of such date, and the denominator of which is the total amount of Capital Contributions made by all of the Partners to the Partnership as of such date; provided that, for purposes of this Section 5.1, the initial Capital Contribution of each Partner shall be deemed to equal the amount of its Capital Account as of the date hereof. As of the date hereof, each Partner’s Percentage Interest is set forth on Schedule A to this Agreement. Unless otherwise agreed by unanimous consent of the Partners, in the event of (a) the withdrawal of a Partner pursuant to Section 12.3 or (b) a transfer of a Partner’s Interest pursuant to Section 11 or Section 5.5.3(c), or (c) the implementation of the remedy set forth in Section 5.5.3(a) in connection with a Defaulted Contribution, the Percentage Interests set forth on Schedule A shall be adjusted accordingly, rounded to the nearest ten-thousandth of one percent.

5.2             Additional Capital Contributions.

5.2.1                                 Whenever the Management Committee shall vote to proceed with the development of a proposed Incremental Expansion as provided in Section 4.8.3, the Management Committee shall cause to be prepared and filed on behalf of the Partnership appropriate applications for Additional Necessary Regulatory Approvals. Each Partner shall make a cash Capital Contribution to the Partnership, as provided in Section 5.3, in an amount equal to its Percentage Interest of that portion, if any, of the Estimated

Cost of an Incremental Expansion relating to the preparation and prosecution of the application(s) for Additional Necessary Regulatory Approvals and the acquisition of the Financing Commitments determined from time to time by the Management Committee as being required to be paid from Capital Contributions made by the Partners prior to the Additional Commitment Date relating thereto.

5.2.2                                 After any Additional Commitment Date relating to an Incremental Expansion approved pursuant to Section 4.9, each Partner shall make a cash Capital Contribution to the Partnership, as provided in Section 5.3, in an amount, if any, equal to its Percentage Interest of the Estimated Cost of an Incremental Expansion, less (a) any amount relating to such Incremental Expansion previously contributed by such Partner to the Cost of an Incremental Expansion, (b) its Percentage Interest of the amount committed under the Financing Commitments, if any, relating to such Incremental Expansion and (c) its Percentage Interest of the amount, if any, the Management Committee may determine from time to time is available from the Partnership to finance such Incremental Expansion.

5.2.3                                 In the event that, at any time or times, the Management Committee determines, by the applicable vote provided for in Section 9.2, that the Partnership requires additional capital for operations (other than the capital provided for under Sections 5.2.1 and 5.2.2), each Partner shall, as provided in Section 5.3, contribute to the capital of the Partnership an amount equal to its Percentage Interest multiplied by the aggregate amount of Capital Contributions determined to be required for such purpose by the Management Committee. In the event that the Management Committee approves the operating or capital budget for the Partnership for any year pursuant to Section 9.2.6(b) and the Available Cash as of the end of a fiscal quarter, together with the Partnership’s anticipated net cash flow for the following fiscal quarter, is insufficient to fund the portion of such operating or capital budget allocable to such following fiscal quarter, then each Representative on the Management Committee shall vote to approve a capital call equal to the anticipated cash shortfall for such following quarter.

5.2.4                                 If the Operator determines that additional capital is required in order to avoid material imminent violations of law or to cure existing material violations of law, or to prevent or cure a material imminent risk to the health or safety of workers at the Facilities or to the health or safety of the community in which the Facilities is located, then, within fifteen (15) days after the Partnership receives notice from the Operator indicating that the Operator has made such determination and including the Operator’s estimate of the cost of the work required to prevent or cure such risk or violation, each Representative on the Management Committee shall vote to approve a capital call equal to such estimated cost.

5.3             Payment Of Capital Contributions.

5.3.1                                The Management Committee shall issue or cause to be issued a written request to each Partner for payment of each installment of Capital Contributions to be made in accordance with Section 5.2, at such times and in such amounts (a) in the case of Capital Contributions to be made in accordance with Section 5.2.2 as shall be consistent with the schedule of Capital Contributions contained in the acquisition or construction fund schedule most recently approved by the Management Committee (by Majority Vote or Super-Majority Vote, as applicable) as provided in this Agreement, subject only to such variations in timing of such payments as may be necessitated by the cash requirements of the Partnership, and (b) in the case of Capital Contributions to be made in accordance with Sections 5.2.1, 5.2.3 and 5.2.4, as the Management Committee shall approve (by Majority Vote or Super-Majority Vote, as applicable) as provided in this Agreement. All Capital Contributions received by the Partnership pursuant to this Section 5.3, whether received prior to, on or after the date specified in Section 5.3.2(d), shall be credited to the respective Partner’s Capital Account as of such specified date. All Capital Contributions received from a Partner after the date specified in Section 5.3.2(d) shall be accompanied by interest on such overdue amounts, which interest shall be payable to the Partnership and shall accrue from and after such specified date at a rate equal to the lesser of (x) 2% over the per annum rate of interest established from time to time by JP Morgan Chase Bank, NA at its principal office in New York, NY, as its prime rate, or (y) the maximum interest rate allowed for this purpose pursuant to the laws of the State of New York. Any such interest paid with respect to a Capital Contribution shall be credited to the respective Capital Accounts of all the Partners, on a pro rata basis in accordance with their respective Percentage Interests as of the date such payment is made to the Partnership after giving effect to the payment of the Capital Contribution with respect to which such interest accrued.

5.3.2                                 Each written request issued pursuant to Section 5.3.1 shall contain the following information:

(a)                    The total amount of Capital Contributions requested from all Partners;

(b)                    The amount of Capital Contribution requested from the Partner to whom the request is addressed, such amount to be in accordance with the Percentage Interest of such Partner;

(c)                     The purpose for which the funds are to be applied in such reasonable detail as the Management Committee shall direct; and

(d)                    The date on which payments of the Capital Contribution shall be made (which date shall not be less than 30 days, nor more than 90 days, following the date the request is given except in the case of a capital call pursuant to Section 5.2.4, in which case the date may be

Such shorter time as the Management Committee deems reasonably appropriate under the circumstances but in no event less than seven (7) days following the date the request is given) and the method of payment, provided that such date and method shall be the same for each of the Partners.

5.3.3                                Each Partner agrees that it shall make payments of its respective Capital Contributions in accordance with requests issued pursuant to Sections 5.3.1 and 5.3.2.

5.3.4                                 Default Provisions.

(a)                    In the event a Partner shall default in the performance of any of its obligations to make any Capital Contribution to the Partnership in accordance with the terms of this Agreement, it shall become a Defaulting Partner hereunder. In the event such default shall continue uncured for a period of 30 days after the giving of notice to all of the Partners of such default by the Partnership or by any of the Partners other than the Defaulting Partner (each, a “Non-Defaulting Partner”) or for such extended cure period (an “Extended Cure Period”) as may be approved by affirmative vote of members of the Management Committee representing more than 50% of the total Percentage Interests of the Partners other than the Defaulting Partner and its Affiliates, then such Defaulting Partner shall be deemed to have temporarily withdrawn from the Partnership effective as of the 31st day after such notice or the day after expiration of the extended cure period, as the case may be, unless and until: (i) such default shall be cured as provided in Section 5.3.4(c), (ii) such Defaulting Partner has had its Percentage Interest in the Partnership diluted pursuant to Section 5.5.3(a), (iii) a Partner Loan which may have been made to such Defaulting Partner pursuant to Section 5.5.3(b) has been fully repaid, or (iv) such Defaulting Partner shall have had its interest in the Partnership purchased by one or more Non- Defaulting Partners pursuant to Section 5.5.3(c). During the period the Defaulting Partner is deemed to have temporarily withdrawn from the Partnership, no distributions shall be made under Section 7 to the Defaulting Partner. Notwithstanding the above, the foregoing distributions otherwise payable to a Defaulting Partner shall be retained by the Partnership until such time as (x) the Defaulting Partner is no longer treated as having temporarily withdrawn from the Partnership pursuant to this Section 5.3.4(a) (other than clause (iv) above), at which time the funds so retained shall be (1) distributed in their entirety to the Defaulting Partner if the period of its temporary withdrawal terminated as provided in clauses (i) or (iii) above, or (2) if the period of its temporary withdrawal terminated as provided in clause (ii) above, distributed to the Defaulting Partner in an amount equal to the product of (A) the amount of the retained distribution times (B) a fraction, the numerator of which is its Percentage Interest as diluted and re-determined pursuant to Section 5.5.3(a) and the denominator of which is its Percentage Interest prior to such dilution and redetermination, and the remaining amount of the retained distributions shall be paid to the Non-Defaulting Partners in proportion to their relative Percentage Interests as re-determined pursuant to Section 5.5.3(a), or (y) the Defaulting Partner has permanently become a Withdrawn Partner pursuant to Section 12.3 of this Agreement or if the period of its temporary withdrawal terminated as provided in clause (iv) above, at which time the funds so retained shall remain Partnership property.

(b)                   After the receipt of a notice of default pursuant to Section 5.3.4(a) and until the later of (i) the date on which such default is cured as provided in Section 5.3.4(c) of this Agreement or such Defaulting Partner is no longer treated as having temporarily withdrawn from the Partnership pursuant to Section 5.3.4(a), as applicable, and (ii) six (6) months after receipt of the last notice of default pursuant to Section 5.3.4(a) in the event the Defaulting Partner has defaulted in the performance of any of its obligations to make any Capital Contributions to the Partnership on more than one occasion over a rolling 12 month period (provided that past defaults of a Defaulting Partner shall not apply to a third party transferee of such Defaulting Partner’s Interest), (A) the Representatives of such Defaulting Party shall not have any vote in matters to be acted upon by the Management Committee other than Retained Voting Rights, and the Percentage Interest of such Defaulting Partner shall not be considered in determining the total Percentage Interests of the Partners for the purpose of any vote of the Management Committee other than Retained Voting Rights, and (B) the Defaulting Partner shall continue to be obligated to make all Capital Contributions approved or required to be made pursuant to the terms hereof and based on its Percentage Interest at the time of default.

(c)                     A Partner shall cease being a Defaulting Partner, if it fulfills its obligations to make all payments then due under this Section 5.3 prior to the end of the thirty (30) day period for cure (or, if applicable, prior to the end of the Extended Cure Period) as provided in Section 5.3.4(a). If a Defaulting Partner seeks to cure a default after such thirty (30) day period (or, if applicable, after the end of the Extended Cure Period), such cure shall not be deemed effective to cure the default in question if the Management Committee has given a Section 5.5.3(a) Notice or a Partner has given a Section 5.5.3(c) Notice, unless such cure is accepted by the affirmative vote of members of the Management Committee representing more than 50% of the total Percentage Interests of the Partners other than the Defaulting Partner and its Affiliates.

5.4                              Voluntary Contributions. No Partner shall make any Capital Contributions to the Partnership except pursuant to this Section 5.

5.5                               Effect of Permanent or Temporary Withdrawal.

5.5.1                                Consequences of Permanent Withdrawal.

(a)                    A Withdrawn Partner shall be entitled to receive payment from the Partnership, at a time or times when the Management Committee determines in good faith that such payment may be made without undue hardship to the Partnership or any Partner, of an amount equal to its positive Capital Account balance on the date of withdrawal (increased by the amount of any liability paid by such Withdrawn Partner after the date of withdrawal pursuant to Section 5.5.2), payable either in a lump sum or in installments as determined by the Management Committee, in its sole discretion. To the extent that the Management Committee does not determine to make such a payment, a Withdrawn Partner shall be entitled only to such amounts as may be distributed pursuant to Section 12.5. From and after the date of its withdrawal, the former Capital Account balance of such a Withdrawn Partner shall be recorded as a “Special Contingent Obligation” of the Partnership as provided in Section 12.5.1, and not as a Partner’s Capital Account.

(b)                    The rights of a Withdrawn Partner set forth in Section 5.5.1(a) shall (I) be subordinate to the rights of any other creditor of the Partnership, (2) not impair in any way the rights of continuing Partners to receive distributions pursuant to Section 7, (3) not include any right on the part of the Withdrawn Partner to receive any interest or other amounts with respect thereto, (4) not be a personal obligation of any Partner and (5) be paid as provided for in Section 12.5 in the event of dissolution.

5.5.2                                 Further Effect of Permanent Withdrawal. A Withdrawn Partner which has withdrawn from the Partnership pursuant to Section 12.3 or in contravention of this Agreement shall have only those rights specifically set forth in this Agreement, such Partner’s status as a Partner shall automatically terminate, and shall not have any vote in matters to be acted upon by the Management Committee and the Percentage Interest of such Partner shall not be considered in determining the total Percentage Interests of the Partners for the purpose of any vote of the Management Committee. Except as provided in Sections 12.2.3 and 12.6, withdrawal by one or more General Partners as described in the preceding sentence shall not effect a dissolution of the Partnership. A Withdrawn Partner shall remain obligated for all liabilities attributable to its respective interest in the Partnership accruing prior to the date of its withdrawal, including any such liabilities maturing after such withdrawal but originating from actions taken prior thereto.

5.5.3                                 Additional Remedies.

(a)             In the event any Partner is deemed to have temporarily withdrawn from the Partnership pursuant to the provisions of Section 5.3.4 of this  Agreement, if members of the Management Committee representing more than 50% of the total Percentage Interests of the Partners other than the Defaulting Partner and its Affiliates determines that an amount equal to the whole or any portion of the amount of Capital Contributions which such Partner failed to pay when due (the “Defaulted Contribution”) should be contributed to the Partnership by the Non-Defaulting Partners in order to meet the cash needs of the Partnership, it shall promptly provide written notice (a “Section 5.5.3(a) Notice”) of such determination to each Non-Defaulting Partner, which Section 5.5.3(a) Notice shall state the amount of the Defaulted Contribution. Each Non-Defaulting Partner shall have the right to elect (by written notice to the other remaining Partners within ten days of the date of the Section 5.5.3(a) Notice from the Management Committee) to contribute (i) it’s pro rata share of such Defaulted Contribution calculated as the percentage determined by dividing the Percentage Interest of such Non-Defaulting Partner by the sum of the Percentage Interests of all Non-Defaulting Partners, or (ii) a portion of such Defaulted Contribution determined on any other basis unanimously approved by the Partners other than the Defaulting Partner. In the event the Non-Defaulting Partners, as a whole, elect to contribute an amount less than I 00% of the  Defaulted Contribution (the  “Unelected Percentage”), the Partnership may use cash on hand or any other available source of funds to meet its obligations associated with the Unelected Percentage.  Nothing herein shall be construed as preventing admission of a new Partner or Partners to the Partnership in accordance with Section 11 in order to meet the cash needs of the Partnership resulting from the withdrawal of a Partner or Partners. To the extent that any Partner contributes any portion of a Capital Contribution pursuant to this Section 5.5.3, the Percentage Interests of the Partners shall be adjusted to reflect such Capital Contributions. In addition, in the event the Non-Defaulting Partners have not elected and exercised any of the remedies set forth in this Section 5.5.3(a) within 30 days after the date on which the Defaulting Partner is deemed to have temporarily withdrawn from the Partnership, the Percentage Interests of the Partners shall be adjusted to reflect the failure of the Defaulting Partner to make its Capital Contribution and the satisfaction by the Non-Defaulting Partners of their obligation to make their Capital Contributions. For purposes of Section 6 and Section 7 of this Agreement, the Percentage Interests as re-determined pursuant to this Section 5.5.3(a) shall be effective as of the first day of the fiscal quarter during which the Defaulting Partner defaulted With respect to its obligation to make its Capital Contribution.

(b)             In the event any Partner shall be deemed to have temporarily withdrawn from the Partnership pursuant to the provisions of Section 5.3.4 of this Agreement, in lieu of calling for Capital Contributions to fund a Defaulted Contribution as set forth in Section 5.5.3(a), the Management Committee, by members representing more than 50% of the total Percentage Interests of the Partners other than the Defaulting Partner and its Affiliates, may elect to call for the Defaulted Contribution to be funded by loans (“Partner Loans”) from the Non-Defaulting Partners. The amount, timing and procedure for Partner Loans, and each Partner’s share of such Partner Loans, shall be the same as for Capital Contributions made pursuant to Section 5.5.3(a) or as otherwise unanimously approved by the Partners other than the Defaulting Partner. If the Management Committee calls for Partner Loans to fund a Defaulted Contribution, then: (i) any sum thus advanced by a Partner shall be deemed to be a loan from such Partner to the Defaulting Partner and a contribution of such sum to the Partnership by the Defaulting Partner (but such contribution shall not be deemed to cure the default by the Defaulting Partner); (ii) the principal balance of such loan and all accrued unpaid interest thereon shall be, unless earlier prepaid by the Defaulting Partner, due and payable in whole within thirty (30) days after written demand therefor has been given to the Defaulting Partner (and to each other Partner) by the Management Committee or by any Non-Defaulting Partner which made such advance; (iii) each Partner Loan shall bear interest at the lesser of (A) 11% over LIBOR and the (B) maximum amount permitted by law, from the date that the Partner Loan was made until the date that such Loan, together with all interest accrued thereon, is repaid to the Non-Defaulting Partner which made such advance; (iv) an amount equal to the distributions from the Partnership that would otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall be deemed to be paid to the Defaulting Partner for purposes of adjusting its Capital Account but shall, instead, be paid to the Non-Defaulting Partners which made such Partner Loans until the Partner Loans and all interest accrued thereon have been repaid in full (with all such payments being applied first to interest earned and unpaid and then to principal); and (v) any Non-Defaulting Partner who made a Partner Loan shall have the right, in addition to the other rights and remedies granted to it pursuant to this Agreement or available to it at law or in equity, to take such action (including, without limitation, the filing of a lawsuit) as any such Non-Defaulting Partner deems appropriate to obtain payment by the Defaulting Partner of the principal balance of such loan and all accrued and unpaid interest thereon, at the cost and expense (including attorneys’ fees) of the Defaulting Partner.

(c)              In the event any Partner is deemed to have temporarily withdrawn from the Partnership pursuant to the provisions of Section 5.3.4 of this Agreement, then any Non-Defaulting Partner may give notice (a “Section 5.5.3(c) Notice”) to the Management Committee that it desires to purchase I 00% of the Interest of the Defaulting Partner. Within sixty (60) days after the date of such Section 5.5.3(c) Notice, the Management Committee shall give notice (the “Default Purchase Notice”) to the Defaulting Partner and to each other Non-Defaulting Partner of such proposed purchase. Such Default Purchase Notice shall include the Management Committee’s good faith Majority Vote determination of the fair market value of the Partnership taking into account, among other things, the prices paid for other comparable pipelines and shall indicate an amount (the “Default Purchase Price”) equal to the product of (i) the Management Committee’s good faith determination of the fair market value of the Partnership as determined above, multiplied by (ii) 75%, multiplied by (iii) the Percentage Interest of the Defaulting Partner. Within 15 calendar days after delivery of the Default Purchase Notice, each Non-Defaulting Party electing to purchase such Interest shall so notify the Management Committee and the other Partners in writing, and if more than one Non-Defaulting Partner so elects, then each such Non-Defaulting Partner shall be deemed to have elected to purchase such Non-Defaulting Partner’s pro rata share of the Interest of the Defaulting Partner, calculated as the percentage determined by dividing the Percentage Interest of such Non-Defaulting Partner by the sum of the Percentage Interests of all Non-Defaulting Partners electing to purchase the Interest of the Defaulting Partner. The closing on all such purchases shall occur thereafter at the principal office of the Partnership during normal business hours on a date that is reasonably scheduled in a written notice delivered by the Partnership to each purchaser, and shall be deemed effective as of 12:00:01 a.m. on such date. At the closing the Defaulting Partner shall transfer its entire Partnership Interest to the applicable purchasers in accordance with their purchase elections. Each such transfer shall be made free and clear of all liens and other encumbrances.     In exchange, each purchaser shall deliver such purchaser’s pro rata portion of the Default Purchase Price (based on the extent or amount of the Interest purchased by such purchaser) to the Defaulting Partner; provided, however, if the Defaulting Partner has any unpaid obligations due and owing to the Partnership or any unpaid Partner Loans outstanding, such obligations shall be satisfied at or prior to closing.

6.         Allocation of Profits and Losses.

6.1        Profits and Losses.

After giving effect to the special allocations set forth in Section 6.2, all Profits and Losses from operations for each fiscal year (or part thereof) shall be allocated to the Partners in accordance with their Percentage Interests; provided that no Losses shall be allocated to any Partner that holds only a Limited Partnership interest to the extent that such Losses would result in that Limited Partner having an Adjusted Capital Account Deficit. To the extent Losses allocated to a Partner holding only a Limited Partner interest would cause such Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year, the Losses will be reallocated to Partners holding General Partner interests in proportion to their relative Percentage Interests as General Partner. If any General Partner receives an allocation of Losses otherwise allocable to a Limited Partner in accordance with this Section 6, such General Partner shall be allocated Profits in subsequent fiscal years necessary to reverse the effect of such allocation of Losses. Such allocation of Profits (if any) shall be made before any other Profit allocations under this Section 6.

6.2                               Special Allocations.

6.2.1                     Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in Minimum Gain during any taxable year, each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulations Sections 1.704-2(f)(6), (g)(2) and U)(2)(i). For purposes of this Section 6.2, each Partner’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2.1 with respect to such taxable year. This Section 6.2.1 is intended to comply with the partner minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

6.2.2                     Partner Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding the other provisions of this Agreement (other than Section 6.2.1 above), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any taxable year, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable year shall be allocated items of Partnership income and gain for such year (and, if necessary, subsequent taxable years) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4) and Gl(2)(ii). For purposes of this Section 6.2, each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6, other than Section 6.2.1, with respect to such taxable year. This Section 6.2.2 is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.2.3                     Qualified Income Offset. Except as provided in Section 6.2.1 and Section 6.2.2 above, in the event any Person holding only a Limited Partner Interest unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-l(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, its Adjusted Capital Account Deficit created by such adjustment, allocation or distribution as quickly as possible unless such Adjusted Capital Account Deficit balance is otherwise eliminated pursuant to Section 6.2.1 or Section 6.2.2. This Section 6.2.3 is intended to constitute a qualified income offset described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d) and shall be interpreted consistently therewith.

6.2.4                     Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year, such Partner shall be allocated items of Partnership gross income and gain in the amount of such Adjusted Capital Account Deficit as quickly as possible; provided, an allocation pursuant to this Section 6.2.4 shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided in Section 6.2 (other than Section 6.2.3) have been tentatively made as if Section 6.2.3 and this Section 6.2.4 were not in this Agreement.

6.2.5                     Nonrecourse Deductions. Nonrecourse Deductions for any taxable year shall be allocated to the Partners in accordance with their Percentage Interests.

6.2.6                     Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable year shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which They share such Economic Risk of Loss. This. Section 6.2.6 is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

6.2.7                     To the extent an adjustment to the adjusted tax basis of any Partnership asset, pursuant to Code Section 734(b) (including pursuant to Treasury

Regulations Section 1.734-2(b)(l)) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(2) or Section 1.704-l(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event Treasury Regulations Section 1.704-l(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

6.3                               Regulatory Allocations. The allocations set forth in Section 6.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Section 6 (other than the Regulatory Allocations), but subject to the Code and the Treasury Regulations, the Tax Matters Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement. In making such determination, the Tax Matters Partner shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

6.4                               Income Tax Allocations.

6.4.1                                 Except as provided in this Section 6.4, each item of income, gain, loss and deduction of the Partnership for federal income tax purposes shall be allocated among the Partners in the same manner as such items are allocated for book purposes under Section 6.1, Section 6.2, and Section 6.3.

6.4.2                                 In accordance with Code Section 704(c) and the applicable Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value at the time of its contribution to the Partnership. If the Gross Asset Value of any Partnership property is adjusted in accordance with subparagraph (ii) or (iv) of the definition of Gross Asset Value, then subsequent allocations of

Income, gain, loss and deduction shall take into account any variation between the adjusted basis of such property for federal income tax purposes and its Gross Asset Value as provided in Code Section 704(c) and the related Treasury Regulations. For purposes of such allocations, the Partnership shall elect the remedial allocation method described in Treasury Regulations Section 1.704-3(d).

6.4.3                                 All items of income, gain, loss, deduction and credit allocated to the Partners in accordance with the provisions hereof and basis allocations recognized by the Partnership for federal income tax purposes shall be determined without regard to any election under Code Section 754 which may be made by the Partnership.

6.5                               Other Rules.

6.5.1                                 Profits, Losses, and any other items of income, gain, loss, or deduction will be allocated to the Partners pursuant to this Section 6 as of the last day of each fiscal year, provided that Profits, Losses, and the other items will also be allocated at any time the Gross Asset Values of the Partnership’s assets are adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value.

6.5.2                                 In the event Partners are admitted to the Partnership pursuant to this Agreement on different dates, the Profits (or Losses) allocated to the Partners for each fiscal year during which Partners are so admitted shall be allocated among the Partners in proportion to their Percentage Interests during such fiscal year in accordance with Code Section 706, using any convention permitted by law and selected by the Tax Matters Partner that takes into account the varying interests of the Partners during such fiscal year.

6.5.3                                 For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis, as determined by the Tax Matters Partner using any method that is permissible under Code Section 706 and the Treasury Regulations thereunder.

6.5.4                                 The Partners are aware of the income tax consequences of the allocations made by this Section 6 and hereby agree to be bound by the provisions of this Section 6 in reporting their shares of Partnership income and loss for income tax purposes.

7.                          Distributions.

7.1                               Quarterly Distributions. Except as otherwise provided in Section 7.2 or Section 12.5, within 35 days after the end of each fiscal quarter, the Management Committee shall make distributions of Available Cash to all Partners (other than a Defaulting Partner) in proportion to their respective Percentage Interests.

7.2                              Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary, the Partnership will make no distributions that are prohibited by the Partnership Act.

8.                          Accounting And Taxation.

8.1                              Fiscal Year. The fiscal year of the Partnership shall be the calendar year or such other annual period as is selected by the Management Committee and approved (to the extent necessary) by requisite governmental authorities for financial or tax reporting purposes.

8.2                              Location Of Records. The books of account for the Partnership shall be kept and maintained at the principal office of the Partnership or at such other place as the Management Committee shall determine.

8.3                              Books Of Account. The books o{ account for the Partnership shall be:

8.3.1                                 Maintained on an accrual basis in accordance with Required Accounting Practice; and

8.3.2                                 Audited by the Certified Public Accountants at the end of each fiscal year.

8.4                              Annual Financial Statements And Tax Information. The Management Committee shall cause to be prepared and delivered to each Partner:

8.4.1                                 Within 55 calendar days after the end of each fiscal year, a profit and loss statement and a statement of changes in financial position for such fiscal year, a balance sheet and a statement of each Partner’s Capital Account as of the end of such fiscal year, together with a report thereon of the Certified Public Accountants; and

8.4.2                                 Within 45 calendar days after the end of each fiscal year, at the expense of the Partnership: (i) such information as is necessary (including a statement for the previous fiscal year of each Partner’s share of items of net income, net gains, net losses and other items of the Partnership and distributions of cash made) for the preparation by the Partners of their federal, state and local income and other tax returns and (ii) a copy of all supporting schedules for the foregoing information, including those items required to be separately stated on Schedule K-1 submitted to the Partners.

8.5                              Interim Financial Statements. Within 35 days after the end of each fiscal quarter, the Management Committee shall cause to be prepared and delivered to each Partner, with an appropriate certificate of the Person authorized to prepare the same:

8.5.1                                 A profit and loss statement and a statement of changes in financial position for such quarter (including sufficient information to permit the Partners to calculate their tax accruals), for the portion of the fiscal year then ended and for the twelve-month period then ended;

8.5.2                                 A balance sheet and a statement of each Partner’s Capital Account as of the end of such fiscal quarter; and

8.5.3                                 A statement comparing the actual financial status and results of the Partnership as of the end of or for such fiscal quarter and the portion of the fiscal year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

8.6                               Taxation.

8.6.1                                 The Parties intend that the Partnership shall be treated as a “partnership” for Federal and state income tax purposes. The Partnership’s Federal and state income tax returns shall be approved by the Management Committee and subject to review by the Certified Public Accountants, counsel or other Person or Persons designated by the Management Committee for such purpose. All of the Partnership elections for Federal and state income tax purposes shall be determined by Super-Majority Vote of the Management Committee, except those specifically reserved by the Code to be made by the individual Partners.

8.6.2                                 The Management Committee shall designate a “tax matters Partner”, under Section 6231 of the Code (the “Tax Matters Partner”), which Partner shall be a General Partner and a U.S. Entity. The Tax Matters Partner as of the date of this Agreement shall be TCIL. The Tax Matters Partner and the partnership representative (as defined below), as applicable, shall promptly notify the Partners if any state or Federal income tax return or report of the Partnership is audited or if any adjustments are proposed by any governmental authority. In addition, the Tax Matters Partner and the partnership representative, as applicable, shall promptly furnish to the Partners all notices concerning administrative or judicial actions relating to Federal and state tax matters. During the pendency of any such administrative or judicial actions, the Tax Matters Partner and the partnership representative, as applicable, shall furnish to the Partners periodic reports, not less often than monthly, concerning the status of any such action. Without the consent of each Partner, the Tax Matters Partner and the partnership representative, as applicable, shall not extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Partnership administrative adjustment or enter into any settlement agreement relating to any Partnership item of income, gain, loss, deduction or credit for any fiscal year of the Partnership. Any reasonable, documented cost or expense incurred by the Tax Matters Partner or the partnership representative, as applicable, in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership. Notwithstanding anything herein to the contrary, for allocation periods and tax years beginning on or after January I, 2018, the Tax Matters Partner shall act as the “partnership representative” for the Partnership pursuant to Section 6223 of the Code (as enacted and/or adopted by Section 1101 of the Bipartisan Budget Act of 2015, as amended from time to time (the “Budget Act”)) and shall adopt, subject to the mutual consent of the Partners, amendments to this Section 8.6.2 that comply with and implement the provisions of Section 1101 of the Budget Act. If the Partnership receives a notice of final partnership adjustment from the Internal Revenue Service to which the provisions of Section 1101 of the Budget Act are applicable, the partnership representative shall cause the Partnership to (a) elect the application of Section 6226 of the Code, as amended by Section 1101 of the Budget Act, with respect to any imputed underpayment arising from such adjustment, and (b) furnish to each Partner a statement of such Partner’s share of any adjustment to income, gain, loss, deduction, or credit (as determined in the notice of final partnership adjustment). Notwithstanding anything herein to the contrary, the Partnership shall not make any election pursuant to Section ll0l (g) of the Budget Act to cause Sections 6221-6241 of the Code (as amended by the Budget Act) to apply to any tax year of the Partnership beginning prior to January 1, 2018.

8.6.3                                 The Tax Matters Partner may engage, on behalf of the Partnership, independent tax advisors with master limited partnership experience to assist in the performance of its duties as determined by the Management Committee.

8.7                             Governmental Reports. Under the direction of the Management Committee, the Partnership shall prepare and file, or cause to be prepared and filed, all reports prescribed by the FERC and any other commission or governmental agency having jurisdiction.

8.8                              Inspection Of Facilities And Records. Each Partner shall have the right at all reasonable times during usual business hours to inspect the facilities of the Partnership and to audit, examine and make copies of the books of account and other records of the Partnership. Such right may be exercised through any agent or employee of such Partner designated in writing by it or by an independent public accountant, petroleum engineer, attorney or other consultant so designated. The Partner making the request shall bear all costs and expenses incurred in any inspection, examination or audit made at such Partner’s behest.

8.9                              Deposit And Withdrawal Of Funds. Funds of the Partnership shall be deposited in such banks, or other depositories as shall be designated from time to time by the Management Committee. All withdrawals from any such depository shall be made only as authorized by the Management Committee or by the Operator pursuant to the Operating Agreement and shall be made only by check, wire transfer, debit memorandum or other written instruction.

9.                          Management Of The Partnership.

9.1                               General Management Structure.

9.1.1                                 The major policies of the Partnership shall be established by the Management Committee, which, except as otherwise provided in this Agreement, shall have exclusive authority with respect to managing the affairs of the Partnership, including supervising the management of the affairs of the Partnership by the Operator and reviewing the Operator’s performance of its management duties. No General Partner, except as specified in the Operating Agreement, shall have authority to act for, or assume any obligation or responsibility on behalf of, the Partnership without the prior written approval of the Management Committee, and no Limited Partner shall have any authority whatsoever to act for, or assume any obligation or responsibility on behalf of, the Partnership.

9.1.2                                 The day-to-day management of the affairs of the Partnership, including maintenance of the financial and other records and books of account of the Partnership, supervision and construction of the Facilities, and activities reasonably related thereto, shall be the responsibility of the Operator, whose performance of such duties shall be subject to supervision and review by the Management Committee.

9.1.3                                 The Partnership is the sole shareholder of the share(s) of the Operator. So long as the Partnership continues to be the sole shareholder of the share(s) of the Operator, (i) each Partner shall nominate one Director of the Operator and the Partnership shall vote the share(s) of the Operator so as to elect the Directors so nominated; (ii) the Chairman of the Partnership Management Committee shall be the Chairman of the Board of Directors of the Operator; (iii) in the event of the resignation or removal of a Director nominated by a Partner, the Partnership shall vote the share(s) of the Operator so as to elect a new Director nominated by such Partner; and (iv) the affirmative vote of Partners representing 85% or more of the total Percentage Interests of the Partners shall be required to vote the share(s) of the Operator with respect to all other matters.

9.2                                           Management Committee.

9.2.1                                 The members of the Management Committee shall be two Representatives of each Partner designated from time to time by such Partner by written notice to each other Partner and the Partnership. Only one Representative of each Partner shall be entitled to vote at Management Committee meetings or on actions taken by the Management Committee without a meeting. Each Partner shall, by notice to the Management Committee, designate which of its Representatives is its voting Representative for the purposes of any meeting of the Management Committee or action taken without a meeting and, if applicable, whether its other Representative or an Alternative Representative is entitled to vote in the absence of its designated voting Representative. A Partner may, in its sole discretion, from time to time change the Representative designated to vote on its behalf. In addition to a notice given pursuant to Section 13.2 hereof, notice of its designated voting Representative given by a Partner in person at a Management Committee meeting at which a quorum is present shall constitute sufficient notice of such Partner’s designated voting Representative for such meeting. By like notice, each Partner may designate one or more Alternate Representatives who shall have authority to act in the absence of any of its Representatives. Nothing shall preclude two or more Partners from designating the same Representative or Alternate Representative. Any Partner may at any time, by written notice to all other Partners and to the Partnership, remove any of its Representatives or Alternate Representatives on the Management Committee and designate a new Representative or Alternate Representative. Each Representative shall serve on the Management Committee until his successor shall be duly designated or until his death, resignation or removal by the Partner or Partners which appointed him. Any action taken by the Partnership in compliance with the direction of the Management Committee pursuant to its authority hereunder shall be binding on the Partnership and each Partner, whether such direction was approved by the regular members of the Management Committee in accordance with the provisions hereof or one or more of the Alternate Representatives, and the participation and acts (including the execution of any documents) by any Alternate Representative of a Partner shall be deemed to be the act of the Representative for which such Alternate Representative is acting without, in the case of any written document, any evidence of the absence or unavailability of such Representative.

9.2.2                                 The Chairman of the Management Committee shall be a Representative on the Management Committee, and shall be elected by the Management Committee annually. The office of Chairman shall be rotated annually between a Representative appointed by DMLP or its Affiliates and a Representative appointed by TCIL or its Affiliates. There shall be a Secretary of the Management Committee who may or may not be a voting member thereof.

9.2.3                                The Chairman shall preside at all meetings of the Management Committee, which shall meet quarterly subject to less frequent meetings upon approval of the Management Committee by a Majority Vote. Notice of and an agenda for all Management Committee meetings shall be provided by the Chairman to all Representatives at least ten days prior to the date of such meetings.

(a)                     Special meetings of the Management Committee may be called at such times and places, and in such manner, as any Partner deems necessary. Any Partner calling for any such special meeting or for any other meeting of the Partnership shall notify the Chairman who in turn shall notify all Representatives or Partners, as appropriate, of the date and agenda for such meeting(s) at least ten (10) days prior to the date of such meetings. The Chairman may shorten the ten day notice period only in extraordinary circumstances. Written minutes of all meetings shall be maintained.

(b)                    Any action required or permitted to be taken by the Management Committee may be taken without prior written notice thereof, by written consent in lieu of meeting if signed by the designated voting Representatives of all of the Partners. Any action required or permitted to be taken by the Management Committee also may be taken, upon ten (10) business days’ written notice thereof to each Partner, by written consent in lieu of meeting if signed by the designated voting Representatives of Partners whose Percentage Interests aggregate not less than the Percentage Interests required for approval of such action under this Agreement if voted on at a meeting of the Management Committee. If the action authorized by written consent has not been taken within sixty (60) days of the effective date set forth in the written consent, such consent shall be deemed to have expired. Written notice of the taking of an action authorized by written consent shall be given to the Representatives of all Partners within five (5) business days of such action being taken.

9.2.4                                 The Management Committee may, by Super-Majority Vote, create such committees for the management of the Partnership as it may deem necessary or appropriate. If the Management Committee creates any such new committee, it shall issue one or more written delegations of authority for such committee. Any such delegation of authority may be valid for the specific periods of time set forth therein or may be valid until revoked or amended. In all cases, any delegation of authority shall be considered a temporary grant of authority and the Management Committee may, by Super-Majority Vote, at any time and from time to time, amend or revoke any such delegation of authority.

9.2.5                                 Except for those actions specified in this Agreement as requiring a Super-Majority Vote, the Management Committee shall act upon a Majority Vote. Subject to Section 5.3.4, for this purpose each designated voting Representative shall have a number of votes equal to the Percentage Interest(s) of the Partner or Partners(s) he represents at the time any such matters are voted on; and a majority of such votes shall be the vote of a majority of the Percentage Interests.

9.2.6                                 The approval of the Management Committee by Majority Vote shall be necessary as provided in this Agreement and before any of the following actions can be taken on behalf of the Partnership:

(a)                    Entering into or making a commitment to construct or acquire an Incremental Expansion, or agreeing to a waiver of any of the conditions precedent to such a commitment, if the estimated cost of such Incremental Expansion as determined pursuant to Section 4.8.2(a) is equal to or less than Ten Million Dollars.

(b)                    Approval of the operating and capital budgets for the Facilities (other than as provided in Section 9.2.7(a) for certain Incremental Expansions) and the establishment of cash reserves; provided, however, if the Management Committee fails to approve the operating budget for the Facilities for any fiscal year, then the most recent annual operating budget approved by the Management Committee, adjusted for inflation by the increase, if any, in the Producer Price Index since the first day of the fiscal year for which such last operating budget was approved, and excepting out Non-recurring or non-routine costs, but with additions for estimated expenditures for scheduled Facilities maintenance or turnaround or as required by good operating practices in the gas pipeline business and the contractual obligations of the Partnership, shall continue in effect as the approved operating budget for the next fiscal year or until a new approved operating budget is adopted by the Management Committee;

(c)                     Execution of interim and permanent financing agreements and commitments relating to the Facilities and any amendments thereto other than as provided in Section 4.10 with respect to financing commitments for certain Incremental Expansions;

(d)                    Timing and amounts of Capital Contributions of Ten Million Dollars ($10,000,000) or less to be made by the Partners in accordance with the provisions of Section 5.2.3 or 5.2.4;

(e)                      Timing and amounts of cash distributions to Partners that are within the scope of the Partnership’s then existing cash distribution plan;

(f)                       Creation of a Financing Corporation related to financing, determination of the state of incorporation thereof and approval of the form and content of such Financing Corporation’s certificate or articles of incorporation and bylaws;

(g)                     Selection and retention of counsel and the Certified Public Accountants; provided, however, that the Director of Legal Services of the Operator shall, upon advice to the Chairman of the Management Committee and without further approval of the Management Committee, be authorized to retain counsel for services to be performed at a cost of no more than $50,000 annually;

(h)                    Any change in the authority and responsibility of the Operator for the management of the Partnership’s affairs pursuant to this Agreement;

(i)                         Payments of amounts due to Withdrawn Partners, or to Partners while they are deemed to have temporarily withdrawn from the Partnership pursuant to the terms of this Agreement;

(j)                        Filing of the Partnership’s Tariff or any amendment thereto, relating to the Facilities with the FERC; provided, however, that approval of the Management Committee shall not be required in the case of (I) tariff compliance filings filed by the Operator pursuant to Section 3.1.2 of the Operating Agreement and (2) revisions to rates, fees and tariff provisions, which will not affect annual revenues by more than $100,000 which are filed by the Operator pursuant to Section 5.4 of the Operating Agreement;

(k)                    Selection of a successor Operator, if such becomes necessary;

(I)                      Amendment or termination of any Gas Transportation Contracts and the execution, amendment or termination of any successor agreement thereto; provided, however, that approval of the Management Committee shall not be required in the case of Gas Transportation Contracts or other service contracts executed by the Operator pursuant to Section 2.2 of the Operating Agreement;

(m)                Approval of the initial size, general design requirements and location of the Facilities and any material changes thereto (except as otherwise provided in Section 4.9); and

(n)                   Except for actions by the Management Committee which require a Super-Majority Vote by the express terms of this Agreement, any other actions by the Management Committee under this Agreement.

9.2.7                                  The approval of the Management Committee by Super-Majority Vote shall be necessary as provided in this Agreement and before any of the following actions can be taken on behalf of the Partnership:

(a)                    Entering into or making a commitment to construct or acquire an Incremental Expansion, or agreeing to a waiver of any of the conditions precedent to such a commitment, if the estimated cost of such Incremental Expansion as determined pursuant to Section 4.8.2(a) exceeds Ten Million Dollars;

(b)                    Changes to, or suspension of, the cash distribution plan of the Partnership as in effect on the date of this Agreement and the timing and amounts of cash distributions to Partners that are not within the scope of the Partnership’s then existing cash distribution plan;

(c)                     Timing and amounts of Capital Contributions exceeding Ten Million Dollars ($10,000,000) to be made by the Partners in accordance with the provisions of Section 5.2.3 or 5.2.4;

(d)                   Establishment of Partnership tax policies and determination of Partnership tax elections and any modifications thereof;

(e)                     Any change in the authority and responsibility delegated in this Agreement to the Management Committee, any change in the vote required to approve any action by the Management Committee, and any change in the voting procedures and voting mechanics of the Management Committee;

(f)                      Creation of any liens on or security interests in any of the assets of the Partnership;

(g)                     The settlement of any cases brought pursuant to Sections Four (4) or Five (5) of the Natural Gas Act and the acceptance of regulatory orders approving any such settlement;

(h)                    The settlement of any litigation or other adversarial proceeding that would require payments by the Partnership totaling in excess of $10,000,000;

(i)                        The admission of any Person as a Partner of the Partnership pursuant to Section 11 hereof, if Management Committee approval is required for such admission;

(j)                       Approval of any voluntary Capital Contributions to the Partnership except as otherwise expressly provided for in this Agreement;

(k)                    Consolidation or merger of the Partnership with or into any other Person; any purchase or other acquisition by the Partnership of all or substantially all of the assets or equity ownership interests of any Person; any recapitalization or reorganization of the Partnership; any conversion of the Partnership into a different business entity or type of business entity; or entering into any joint venture or other business combination;

(I)                      Any sale or other disposition of all or substantially all of the assets of the Partnership in one transaction or a series of transactions;

(m)                Commencement of or consent to any dissolution or liquidation proceeding with respect to the Partnership under any bankruptcy, insolvency, reorganization, arrangement, dissolution or liquidation law or similar statute;

(n)                    Making or entering into any agreement to do or undertake any of the actions contained in this Section 9.2.7; and

(o)                    Any other action for which the approval of the Management Committee by Super-Majority Vote is expressly required by this Agreement.

9.2.8                                 Without modification of its general authority under Section 9.1.1, the Management Committee is hereby specifically authorized to cause to be initiated and made any eminent domain takings permitted by state or Federal law and required for the construction, acquisition, operation and maintenance of the Facilities, and the Partners agree to join in any such takings to the extent permitted or required by Federal or state law; provided, however, that a Limited Partner shall be entitled to abstain from taking any action otherwise required under this Section 9.2.8 in its sole discretion.

9.2.9                                 A Limited Partner may cause its Representative (or Alternate Representative, as the case may be) on the Management Committee (or any other committee provided for herein) to abstain from voting on any issues before, or participating in any other activities of, such committee, in such Limited Partner’s sole discretion.

9.3                               Audit Committee.

9.3.1                                 The Management Committee shall appoint an Audit Committee and the members thereof. Each member of the Audit Committee shall be a Representative or an employee of a Partner or its Affiliate. The Audit Committee shall consist of not less than two and not more than five members; provided that a Representative of each General Partner, or an employee of each General Partner or its Affiliate, will be members of the Audit Committee. The Management Committee shall designate one member of the Audit Committee to serve as Chairman of the Audit Committee. Decisions of the Audit Committee shall be by majority vote of the members. Each member shall serve on the Committee for a two year term, unless his successor shall earlier be duly appointed or until his earlier death, ineligibility to serve, resignation or removal by the Management Committee.

9.3.2                                 The Audit Committee shall meet twice annually subject to less frequent meetings upon the Majority Vote of the Management Committee, and at such other times as called by its Chairman, or by any two members of the Committee by notice to the Chairman. The Chairman shall designate the time and place of all Audit Committee meetings and shall provide notice of and an agenda for each meeting at least five days prior to the time fixed for such meeting, unless such notice is waived by all committee members. Meetings shall be conducted in accordance with the scope of authority and/or committee charter of the Audit Committee as determined by the Management Committee, as the same may be revised by the Management Committee from time to time. Written minutes of each meeting shall be maintained.

9.3.3                                 The Audit Committee shall, on behalf of the Partnership:

(a)                     Consult with internal and external auditors;

(b)                     Review and monitor the internal audit coverage and plans for coverage;

(c)                      Analyze and approve internal audit operating philosophies and strategies;

(d)                    Review the results of all financial audits;

(e)                      Review the results of all recommendations for corrective action; and

(f) Perform such other responsibilities as are set forth in the committee charter of the Audit Committee, as the same may be revised by the Management Committee from time to time.

9.3.4                                 The Audit Committee shall report fully to the Management Committee at the request of the Management Committee and at such times and places as the Management Committee deems advisable.

9.4                               Design And Construction Of The Facilities. The Partnership may enter into such service contracts and other appropriate agreements as shall be prepared and negotiated by the Operator, subject to review and approval by the Management Committee, with any Person (including, without limitation, any Partner or Affiliate of any Partner) for the acquisition, planning, design and construction of the Facilities.

9.5                              Related Party Contracts. Any contract between the Partnership and one or more Partners and/or their respective Affiliates shall be considered a “Related Party Contract.” The Partners hereby acknowledge that each of the Partners or their respective Affiliates may, from time to time, enter into one or more Related Party Contracts with the Partnership (the Partner who is, or whose Affiliate is, a party to a Related Party Contract with the Partnership is herein referred to as the “Related Party Partner” and the other Partners (other than any Affiliate of the Related Party Partner) are herein referred to as the “Independent Partners”). The Partnership’s administration, supervision and enforcement of all Related Party Contracts shall be undertaken on behalf of the Management Committee exclusively by the Representatives appointed by the Independent Partners. Additionally, all Partnership decisions with respect to a Related Party Contract shall be made on behalf of the Management Committee exclusively by the Representatives appointed by the Independent Partners. For the avoidance of doubt, the Representatives appointed by the Independent Partners shall, upon written notice to the Representatives appointed by the Related Party Partner (but without receiving the consent of such Representatives), have the exclusive right on behalf of the Management Committee to cause the Partnership, to make any decisions with respect to a Related Party Contract (provided such decisions are not inconsistent with the terms of such Related Party Contract), and to exercise any rights or remedies available to the Partnership under any Related Party Contract, including the right to: (i) terminate any Related Party Contract in accordance with its terms; (ii) enforce the terms of any Related Party Contract on behalf of the Partnership against the Related Party Partner in accordance with its terms; or (iii) seek damages or other relief on behalf of the Partnership for any breach by a Related Party Partner of any Related Party Contract in accordance with its terms. The negotiation of any future Related Party Contracts shall be undertaken on behalf of the Management Committee exclusively by the Representatives appointed by the Partners that will be the Independent Partners if the contract is entered into. The Partnership will only enter into such future Related Party Contracts that are approved on behalf of the Management Committee by the Representatives appointed by the Partners that will be the Independent Partners if the contract is entered into. Any dispute between a Related Party Partner and the Representatives appointed by the Independent Partners regarding: (y) the interpretation of a Related Party Contract; or (z) whether the Independent Partners in exercising its/their rights under this Section 9.5 acted in accordance with the terms of a Related Party Contract, shall be resolved in accordance with the dispute resolution procedures set forth in the relevant Related Party Contract. For the avoidance of doubt, actions taken under this Section 9.5 by or on behalf of the Management Committee with respect to a Related Party Contract shall require the affirmative vote, approval or consent of Representatives representing Independent Partners who, in the aggregate, own greater than 50% of the Percentage Interests in the Partnership owned by Independent Partners.

9.6                             Limitation Of Authority. The Partners, the Management Committee, the Representatives, the committees (if any) appointed by the Management Committee pursuant hereto and the Operator shall not have authority to take any action inconsistent with the terms of this Agreement, the Partnership Act or any other applicable law, rule or regulation.

9.7                             Indemnification. The Partnership shall indemnify and save harmless the Representatives appointed to the Management Committee and the members of any committee established hereunder or by the Management Committee pursuant hereto, against all actions, claims, demands, costs and liabilities arising out of the acts (or failure to act) of such Persons in good faith within the scope of their authority in the course of the Partnership’s business, and such Persons shall not be liable for any obligations, liabilities or commitments incurred by or on behalf of the Partnership as a result of any such acts (or failure to act).

9.8                             Operation of the Facilities. The Operator shall perform its duties under Section 9.1.2 of this Agreement pursuant to and in accordance with the terms of the Operating Agreement. All of the terms and provisions of the Operating Agreement,

Including, without limitation, Sections 15.12 and 15.13 thereof, are approved, ratified and confirmed by all the Partners. The Management Committee may, by Majority Vote, at any time agree to an amendment to the Operating Agreement or, in the event that the Operating Agreement is terminated pursuant to the terms thereof or the Operator is removed as hereinafter provided, select a new Operator or Operators. The Management Committee may remove the Operator, with or without cause, by Majority Vote; provided, however, that if the Operating Agreement is a Related Party Contract, then the terms of Section 9.5 shall control with respect to actions taken by the Management Committee with respect to such Operating Agreement. It is not intended that ownership of the Operator by the Partnership shall cause any Partner to be deemed to be an Affiliate of the Operator. A vote on removal of the Operator may be held only after the Operator has been given reasonable notice of, and an opportunity to be heard on, a call for its removal by one or more Partners. Termination of the Operating Agreement pursuant to the terms thereof shall also result in automatic removal of the Operator. Any successor Operator selected pursuant to this Section 9.8 shall execute and be bound by an operating agreement substantially in the form of the original Operating Agreement entered into by the Partnership, unless the Management Committee otherwise provides for amendment of such form of Operating Agreement.

9.9                             Other Positions Or Representations. Any Representative on the Management Committee and any member of any committee established hereunder or by the Management Committee pursuant hereto, may also be an officer, director or employee of a Partner or one or more Affiliates of a Partner.

10.                 Limitation Of Liabilities.

10.1                     Limitation On Liability Of Partners Generally. Subject to the provisions of applicable law, no Partner shall be liable to third Persons for Partnership losses, debts, liabilities or obligations, except as otherwise expressly agreed to in writing by such Partner, unless the assets of the Partnership shall first be exhausted.

10.2                      Limitation On Liability Of Limited Partners. In no event shall any Limited Partner or any Representative of any Limited Partner be expected or required to take any action, directly or indirectly, which, in the sole judgment of such Limited Partner, may subject it to liability or potential liability.

10.3                      Limitation Of Authority Of Partners. Except as specified in the Operating Agreement, no Partner shall have the authority to act for, or assume any obligation or responsibility on behalf of, any other Partner, without the prior written approval of such other Partner. No Limited Partner shall, in any event, have any authority whatsoever to act for or assume any responsibility on behalf of the Partnership.

10.4                      Cross-Indemnification. Each Partner (for purposes of this Section 10.4, the “indemnitor”) shall indemnify and hold harmless each of the other Partners (for purposes of this Section 10.4, the “indemnitee”) and the Affiliates, directors, officers, partners (other than the Partners to this Agreement), employees, agents and representatives of the indemnitee from and against any costs, losses, claims, damages and liabilities arising out of any act of or any assumption of any obligation or responsibility by the indemnitor or any of its Affiliates, directors, officers, partners (other than the Partners to this Agreement), employees, agents or representatives which act is performed or obligation is assumed in connection with the indemnitor’s status as a Partner in the Partnership and (a) has the effect of binding the indemnitee, or (b) has the effect of making the indemnitee liable without its consent (including, without limitation, sales or other acts entirely on its part which may give rise to product liability claims); provided, however, that this Section 10.4 shall have no application with respect to any actions taken (i) on behalf of the Partnership by, or on behalf of, the Management Committee in conformance with this Agreement, (ii) on behalf of one Partner by another Partner in conformance with this Agreement or (iii) by, or on behalf of, the Operator in conformance with the Operating Agreement. Notwithstanding the foregoing, the liability of any Limited Partner pursuant to this Section 10.4 shall not exceed (A) the amount of such Limited Partner’s Percentage Interest in the Partnership, which liability shall be subject to satisfaction only out of such Percentage Interest, and (B) the amount of any unpaid installment of Capital Contributions theretofore requested in writing by the Management Committee in accordance with Section 5.3, plus accrued interest thereon to the extent provided in said Section 5.3.

11.                  Transfer or Pledge of Partnership Interests.

11.1                      Limitation on Right To Transfer Partner’s Interest.

11.1.1                        Subject to (a) the right of first refusal herein provided, (b) the requirements of Section 11.1.2, and (c) the prior approval of the Management Committee (which shall not be unreasonably withheld) to the extent such approval is required by this Section 11.1.1, a Partner (the “Transferring Partner”) may sell, assign or otherwise transfer all or any part of its right, title or interest in the Partnership or all or any part of its right, title or interest in any evidence of indebtedness of the Partnership (the “Interest”) to any other Person which has made a valid and binding offer in cash or cash equivalents to purchase the Interest (the “Offeror”) and which has agreed to assume by operation of law or by express agreement with the Partnership (as provided herein or otherwise in form and substance reasonably satisfactory to the Management Committee) all of the obligations of the Transferring Partner under this Agreement to the extent of the Interest transferred. The affirmative vote of members of the Management Committee representing more than 50% of the total Percentage Interests of the Partners other than the Transferring Partner and its Affiliates, not to be unreasonably withheld, that the transfer of the Interest will not adversely affect the financial and operating integrity of the Partnership shall also be required unless the long-term senior unsecured non-credit enhanced debt securities of the Offeror, or of any guarantor of the Offeror’s obligations under the Partnership Agreement, are rated BBB- or better by Standard & Poor’s or are rated Baa3 or better by Moody’s Investors Services. Forthwith after acceptance of an offer from an Offeror to purchase the Interest (conditioned on the satisfaction of the requirements of this Section), the Transferring Partner shall give notice in writing thereof to all of the other Partners enclosing a true copy of the offer. If the offer includes non-cash consideration for the transferred Interest, such notice shall set forth the Transferring Partner’s reasonable determination of the cash equivalent value of such non-cash consideration and shall indicate in reasonable detail the basis for such calculation. If the offer contemplates an Indirect Transfer (as defined below), such notice shall set forth the Transferring Partner’s reasonable determination of the portion of the offered price attributable to the Transferring Partner’s Interest in the Partnership (the “Interest Indirect Transfer Price”) and shall indicate in reasonable detail the basis for such calculation. The other Partners shall have a right of first refusal, exercisable within 30 days of receipt of such notice, to purchase the Interest on the same terms and conditions as such offer (or, if all of the other Partners so elect, on the basis of the cash equivalent value of such offer) on a pro rata basis (determined by dividing each such Partner’s Percentage Interest by the sum of the Percentage Interests of all the Partners other than the Transferring Partner). The Partners which elect in the first election round to purchase any portion of their respective pro rata shares of the Interest may allocate the purchase of the Interest among such Partners on a basis unanimously agreed to by such Partners, provided that such Partners collectively agree to purchase I 00% of the Interest. If any such Partner does not elect to purchase its full pro rata share of the Interest in such election round, the Partners which elected to purchase their respective full pro rata shares in the election round (“fully-electing Partners”) shall have the right to elect to purchase the remaining portion of the Interest on a pro rata basis (determined by dividing each such fully electing Partner’s Percentage Interest by the sum of the Percentage Interests of all such fully-electing Partners) which right must be exercised within five days after the expiration of the election round. If the Partners after compliance with the procedures specified above in this Section II. I.I do not elect to purchase 100% of the Interest and if the Management Committee has given its approval as specified in this Section 11.1.1, then the Transferring Partner shall thereafter be free to complete the transfer of 100% of the Interest to the Offeror; provided, however, that such transfer may not be effectuated unless it is strictly in accordance with the terms and conditions of the offer of which the other Partners were previously given notice as provided herein and, in compliance with any applicable Federal or state registration requirements or exemption(s) therefrom. If the transfer of the Interest to the Offeror is not consummated within 90 days after the expiration of the last election round referred to above, no transfer by the Transferring Partner to the Offeror or any other Person may be made without again complying with this Section 11.1.1. A transfer of any or all of the ownership of a Partner, or a transfer of any or all of the ownership of a direct or indirect Parent of a Partner the majority of the value of whose assets are represented by the value of its indirect ownership interest in the Partnership, shall be deemed to be a transfer (an “Indirect Transfer”) of all of such Partner’s interest in the Partnership (including the indebtedness or equity thereof) for purposes of this Section 11.1.1 and shall be subject to the rights of first refusal provided for herein. For the purposes of the rights of first refusal provided for herein, in the case of any such Indirect Transfer, and notwithstanding anything to the contrary set forth herein, the Partner whose interest is subject to such Indirect Transfer shall be deemed to be the “Transferring Partner,” the interest in the Partnership owned by such Partner shall be deemed to be the “Interest” being transferred and the Interest Indirect Transfer Price shall be deemed to be the applicable offer for the purposes hereof and for the rights of first refusal provided for herein to the same extent as if such offer had been made directly for such Partner’s interest in the Partnership.

11.1.2                         Subject to Section 11.4, additional Persons may become parties to this Agreement and Additional Partners of the Partnership under this Section 11 only upon the following conditions:

(a)                     Such admission shall be in compliance with any agreements with security holders of the Partnership or others that may require the consent of such security holders or other parties to the admission of Additional Partners;

(b)                     Such admission shall be in compliance with all applicable requirements of law, including the Natural Gas Act, the applicable rules and regulations of the FERC and, any applicable Federal or state securities laws, rules and regulations; and

(c)                      Such Person’s admission shall be subject to the prior written approval of the Management Committee to the extent required by Section 11.1.1.

11.1.3                         Notwithstanding anything herein to the contrary, the provisions of Section 11.1.1 and 11.1.2(c) shall not be applicable to transfers, direct or indirect, between or among Affiliates.

11.2                      Legend On Evidences Of Indebtedness Held By Partners. As long as this Agreement shall remain in effect, all evidences of indebtedness of the Partnership to any of the Partners or their Affiliates shall bear an appropriate legend to indicate that it is held subject to, and may be assigned or transferred only in accordance with, the terms and conditions of this Agreement.

11.3                      Transfers By Partners. Notwithstanding anything to the contrary contained in this Section 11 (other than the terms of Sections 11.1.2(a) and J:hl), a Partner may

Undertake without the consent of the Management Committee or any other Partner, and the terms of Section 11. U and 11.1.2(c) shall be inapplicable to:

11.3.1                         The transfer by any Partner of all or any part of its right, title and interest in the Partnership (including indebtedness thereof) and in this Agreement to an Affiliate of the transferor, provided that the terms of Sections 11.1.2(a) and .(hl are satisfied and such Affiliate assumes by operation of law or express agreement with the Partnership in accordance with the terms hereof or otherwise in form and substance reasonably satisfactory to the Management Committee all of the obligations of the transferor under this Agreement to the extent of the interest transferred.

11.3.2                         The transfer (by operation of law or otherwise) by any Partner of all of its right, title and interest in the Partnership (including indebtedness thereof) and in this Agreement, in connection with a sale of all or substantially all of the equity ownership interests or assets of a direct or indirect Parent of such Partner, or a merger of such direct or indirect Parent into or with another Person, in either case in a transaction in which a majority of the value of the assets included in such transaction are unrelated to the Partnership.

11.3.3                         An assignment, pledge or other transfer creating a security interest (and any transfer made in foreclosure or other enforcement of such security interest) in all or any portion of a Partner’s right, title or interest in the Partnership and in this Agreement, under any mortgage, indenture, deed of trust or security agreement (the “Assigned Interest”) created by any Partner; provided, however, that (a) the assignee, pledgee, mortgagee, trustee or secured party shall hold the same subject to all of the terms of this Agreement; (b) such assignee, pledgee, mortgagee, trustee or secured party, or any transferee of such Assigned Interest (the “Secured Party”), shall not become a substitute Partner unless the terms of Sections 11.1.2(a) and 11.1.2(b) are satisfied; and (c) unless and until such Secured Party becomes a substitute Partner in accordance with the foregoing clause (b), it shall not have any voice in the management of the Partnership as a result of any such transfer and shall have no right to enforce any provision of this Agreement against any Partner.

11.4                      Effect of Permitted Transfers. No sale, assignment, pledge or other transfer (including a transfer creating a security interest) pursuant to this Section 11 shall give rise to a right in any Partner or Partners to dissolve the Partnership. Except as provided in this Section 11.4, no such sale, assignment, pledge or other transfer shall give rise to a right in any transferee to become a Partner in the Partnership Upon any direct transfer permitted by Section 11.1.1, 11.3.1 or 11.3.2, as applicable, upon satisfaction of the terms thereof and the applicable conditions of Section 11.1.2, the transferee shall be automatically admitted as a Partner in substitution for, or in the case of a partial transfer, in addition to, the transferor Partner, upon execution of a counterpart of this Agreement. In the event of such a

Transfer, the Percentage Interests of the transferee and transferor Partners shall be modified in accordance with Section 5.1.

11.5                    Effect of Prohibited Transfers. Any transfer of an interest in the Partnership by a Partner in violation of the terms of this Agreement shall be void and shall not be recognized by the Partnership. Any such transfer shall not cause a dissolution of the Partnership but shall result in the forfeiture of the transferor Partner’s right to participate in the management of the Partnership, and the voting rights and requirements under this Agreement shall be appropriately modified; provided, however, that nothing herein shall be deemed to limit any right or remedies that the Partnership or any other Partner may have against such transferor Partner.

11.6                    Tax Election. In the event that the interest of a Partner is transferred with the consent of the Management Committee, or otherwise as permitted by this Section 11, the Partnership will make an election pursuant to Code Section.754.

11.7                    Pledge Of Interest. Except as permitted by the provisions of Section 11.3.3, no Partner shall be permitted to pledge or otherwise grant a security interest in and to its Interest.

11.8                     General Partner as a Limited Partner. A General Partner may also be a Limited Partner to the extent that it becomes the transferee of all or part of the Percentage Interest previously held by a Limited Partner. A Partner which is both a General Partner and a Limited Partner shall have the rights and powers, and shall be subject to the restrictions and liabilities, of a General Partner under this Agreement and shall, to the extent of the Percentage Interest held by such Partner as a Limited Partner, have the rights and powers, and shall be subject to the restrictions, of a Limited Partner under this Agreement. Notwithstanding any other provision in this Agreement to the contrary, in the event a General Partner owns a Percentage Interest in the Partnership as a General Partner and as a Limited Partner, the obligation of such Partner to the Partners and/or the Partnership, whether pursuant to its obligations to make Capital Contributions, indemnification or contribution available under applicable law, shall be measured by such Partner’s combined Percentage Interests in the Partnership as a General and a Limited Partner, and not merely by its General Partner Percentage Interest.

12.                 Termination And Right Of Withdrawal.

12.1                      Term Of Partnership; Voluntary Dissolution. Subject to the other terms and conditions of this Agreement, including, without limitation, the provisions of Section 12.2, the Partnership and this Agreement shall continue in existence until October 31, 2089 and from year to year thereafter; provided, however, that a Partner may elect to dissolve the Partnership and terminate this Agreement as of October 31, 2089 or as of the end of any succeeding extended annual period by giving the other Partners written notice of such election not less than one year prior to the date such dissolution is to take effect.

12.2                      Automatic Dissolution. The Partnership shall be automatically and without notice dissolved upon the happening of any of the following events:

12.2.1                         The sale or abandonment of all or substantially all of the Partnership’s business and assets; provided, however, that any such sale or abandonment may only be made pursuant to a Super-Majority Vote of the Management Committee;

12.2.2                         Any event which shall make it unlawful for the business of the Partnership to be carried on; or

12.2.3                         Any event which, under the Partnership Act or any other applicable law, rule or regulation requires or results in dissolution of the Partnership.

12.3                      Automatic Withdrawal. A Partner, upon the happening of any of the following events, shall be deemed to have withdrawn from the Partnership and be entitled to receive payment only as specified in Section 5.5 of this Agreement:

12.3.1                         The entry by a court of competent jurisdiction of a decree or order for relief, un-stayed on appeal or otherwise and in effect for 90 days, in respect of such Partner in an involuntary case under the Federal bankruptcy laws, or any such order adjudicating such Partner as bankrupt or insolvent under any other applicable bankruptcy, insolvency or liquidation law;

12.3.2                         The entry by a court of competent jurisdiction of a decree or order appointing a receiver, custodian, assignee, trustee, liquidator, sequestrate or other similar official of such Partner or of any substantial part of the property of such Partner, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order un-stayed on appeal or otherwise and in effect for 90 days, or the commencement by such Partner of a voluntary case under the Federal bankruptcy laws, or under any other bankruptcy or insolvency law, seeking reorganization, liquidation, arrangement, adjustment or composition of such Partner under the bankruptcy laws or any similar statute;

12.3.3                         The making by such Partner of an assignment for the benefit of creditors; or the failure of such Partner generally to pay its debts as they become due; or the consenting by such Partner to the appointment of or taking possession                             by a receiver, assignee, custodian, trustee, liquidator, sequestrate or other similar official of it or of any substantial part of its property, or the taking of corporate or partnership action by such Partner in furtherance of any such action;

12.3.4                         The filing by a Partner for dissolution under the laws of the jurisdiction of its incorporation or the entering of a final order dissolving that Partner by any court of competent jurisdiction; or

12.3.5                         Any event (other than an event of the nature specified in Section 12.2.2) which shall make it unlawful (a) in the case of a General Partner, for that General Partner to carry on the business of the Partnership in the form of a partnership, or (b) in the case of a Limited Partner, for that Limited Partner to continue to hold an interest in the Partnership.

12.4                      Other Withdrawals. Except as provided in Section 12.3 of this Agreement, or upon the admission of a substitute Partner in accordance with the provisions of Section 11.4, no Partner shall be entitled to withdraw from the Partnership.

12.5                      Winding Up And Liquidation. After the Partnership shall be dissolved pursuant to the provisions of Sections 12.1 or 12.2, the Management Committee shall continue to exercise its powers under this Agreement for the purpose of winding up the business of the Partnership and liquidating its assets in an orderly manner, but the Partnership shall engage in no new business during the period of such winding up.

12.5.1                         The assets of the Partnership remaining after the payment, or provision for payment, of all the liabilities of the Partnership (other than any Special Contingent Obligations as hereinafter defined) shall first be paid in satisfaction                                          of Special Contingent Obligations to any applicable Withdrawn Partners, and any remaining assets of the Partnership shall be distributed to the Partners in accordance with their positive Capital Account balances after giving effect to all contributions, distributions, and allocations for all periods. As used in this Section 12.5.1, “Special Contingent Obligations” shall mean all contingent obligations of the Partnership with respect to any Withdrawn Partner pursuant to Section 5.5 and shall equal, with respect to any Withdrawn Partner, the sum of (i) such Withdrawn Partner’s former Capital Account (as of the date immediately prior to its withdrawal), plus (ii) the amount of any liabilities of the Partnership paid by such Withdrawn Partner after withdrawal pursuant to Section 5.5.2, minus (iii) all payments made to such Withdrawn Partner after its withdrawal pursuant to Section 5.5.1.

All distributions pursuant to this Section 12.5.1 shall be made by the end of the Partnership’s taxable year in which the liquidation occurs or 90 days after the liquidation, whichever occurs later. To the extent deemed advisable by the Management Committee (or the Trustee in Liquidation, if applicable), appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations. If any General Partner has a deficit balance in its Capital Account following the distributions pursuant to this Section 12.5.1, as determined after taking into account all Capital Account adjustments for the tax year during which the Partnership terminates other than those made as a result of contributions pursuant to this sentence, such General Partner shall contribute to the Partnership cash equal to the amount of such deficit balance by the end of such tax year, or 90 days after the date of such liquidation, whichever occurs later, and such cash shall be paid to creditors of the Partnership, if any, or distributed to the other Partners in accordance with the preceding paragraph of this Section 12.5.1.

12.5.2                         No termination or dissolution of the Partnership shall relieve a Partner from any obligation accruing or accrued to the date of such termination or dissolution; provided, however, that a Limited Partner’s liabilities for Partnership obligations shall be solely as set forth in Section 10.2.

12.6                      Continuance Of Partnership. Except as provided in Sections 12.1 and 12.2, it is understood and agreed by each of the Partners that the relationship of partnership among them is intended to continue without interruption until such relationship is either specifically dissolved by Super-Majority Vote of the Management Committee or by the occurrence of any event specified in Sections 12.1 or 12.2 as an event of dissolution, and each Partner waives and releases, to the extent permitted by Jaw, its right to dissolve or obtain dissolution of the Partnership in any other manner or for any other reason. In this connection, the Partners agree and intend that the Partnership shall not be dissolved by the admission of a new Partner pursuant to Section 11.4 or by the withdrawal of one or more General Partners, provided that there is at least one remaining General Partner in the Partnership. If, notwithstanding the foregoing understanding, agreements and intentions of the Partners, the Partnership may at any time or from time to time be deemed by operation of Jaw and otherwise than pursuant to Section 12.1 or 12.2 to be dissolved (for example, upon the bankruptcy or withdrawal of a Partner), each of the Partners hereby covenants and agrees with the other Partners as follows:

12.6.1                         The business and affairs of the Partnership shall continue without interruption and be carried out by a new partnership (the “Successor Partnership”);

12.6.2                         The General Partners and Limited Partner(s) of the Successor Partnership shall be the Persons who were General Partners and Limited Partner(s), respectively, hereunder at the time of such dissolution;

12.6.3                         The Successor Partnership and the Partners thereof shall be governed by the terms of this Agreement as if the Successor Partnership were the Partnership;

12.6.4                         Each of the Partners covenants and agrees to execute such further agreements, including (without limitation) notes, novation, and accommodations, as may be necessary to continue the business of the Partnership and to protect and perfect any lien or security interest granted by the Partnership;

12.6.5                         Each of the Partners waives and releases, to the full extent it may lawfully do so, all rights to a winding up or liquidation of the business of the Partnership, notwithstanding that the dissolution of the Partnership may be caused wrongfully or otherwise in contravention of this Agreement by such Partner or any other Partner, and further notwithstanding that, at the time of such dissolution, such Partner shall be, or be deemed to be or thereby become, a Withdrawn Partner pursuant to this Agreement; and

12.6.6                        As used in this Section 12.6, the term “Partnership,” at any point in time, shall mean the Partnership originally formed pursuant to this Agreement or the Successor Partnership which at such time is continuing the business and affairs of the Partnership originally so formed.

13.                 General.

13. 1                   Effect Of Agreement. From and after the date of this Agreement, this Agreement reflects the whole and entire agreement among the Partners and supersedes all prior agreements among the Partners related to the subject matter hereof, including, without limitation, the Project Participation Memorandum Of Understanding, the Iroquois Gas Transmission System general partnership formed by agreement of the General Partners under the laws of the State of New York on January 10, 1989, and all amendments thereto, the Original LP Agreement, the Restated LP Agreement and the Second Restated LP Agreement. This Agreement can be amended, restated or supplemented only by the vote and written agreement of all Partners acting individually and not as members of the Management Committee; provided, however, that any Additional Partner may be admitted to the Partnership in accordance with the provisions of Section 11.4 (and any appropriate adjustment in the Percentage Interests of the Partners on Schedule A hereto as a result of such admission may be effected) by the execution of a counterpart of this Agreement by such Additional Partner.

13.2                      Notices. Notice to all Partners shall be deemed to be notice to the Partnership. If any Partner receives a notice to or on behalf of the Partnership, such Partner shall immediately transmit such notice to all Partners. Any notice hereunder shall be in writing and shall be delivered (as applicable) by hand, by nationally recognized overnight carrier service, by e-mail confirmed by another method of notice provided for herein, or by first class, certified or registered mail, to the parties at the addresses shown below:

If to TCIL:

TransCanada Iroquois Ltd.
700 Louisiana Street

Suite 700

Houston, Texas 77002-2700

Attention: Corporate Secretary

E-mail: jon_ dobson @transcanada.com

If to TCPL:

TCPL Northeast Ltd.

700 Louisiana Street

Suite 700

Houston, Texas 77002-2700

Attention: Corporate Secretary

E-mail: jon_ dobson @transcanada.com

If to Dominion Iroquois:

Dominion Iroquois, Inc.

c/o Dominion Resources, Inc.

120 Tredegar Street

Richmond, Virginia 23220

Attention: General Counsel

Facsimile: 804-819-2202

E-mail: mark.webb@dom.com

If to DMLP:

Iroquois GP Holding Company, LLC

c/o Dominion Midstream GP, LLC

120 Tredegar Street

Richmond, Virginia 23220

Attention: General Counsel

Facsimile: 804-819-2202

E-mail: mark.webb@dom.com

Each notice that satisfies the above requirements shall be deemed to have been properly given or delivered: (a) on the day when delivered by hand; (b) on the first business day after being deposited with a nationally recognized overnight courier; (c) on the day when transmitted by e-mail; or (d) on the third business day after being mailed by United States first class mail, certified mail or registered mail, return receipt requested, postage prepaid. A party may elect to receive notices at a different address by notifying the other parties in accordance with the preceding requirements. Any Partner may request that copies of notices be given to any Affiliate at such address designated by such Partner by written notice to each other Partner and to the Partnership, provided that any failure to give such notice shall not affect the validity of any notice given to any Partner or the Partnership in accordance with this Section 13.2. Each of the Partners agrees to give such notice to any such Affiliate.

13.3                      Further Assurances. Each of the Partners and Withdrawn Partners agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate this

Partnership and carry on the Partnership business m accordance with this Agreement.

13.4                      Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws. In the event that any provision of this Agreement shall be deemed to conflict with any provision of the Partnership Act, the provisions of the Partnership Act shall to the extent required by the Partnership Act, be controlling.

13.5                      Counterparts. This Agreement may be executed in counterparts (including counterparts provided for the execution by an Additional Partner), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6                      Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.7                      Waiver. No waiver by any Person of any default by any Partner or Partners in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the said Partner or Partners from performance of any other provision, condition or requirement herein; nor shall such waiver be deemed to be a waiver of, or in any manner a release of, said Partner or Partners from future performance of the same provision, condition or requirement. Any delay or omission of any Partner to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one or more Partners shall constitute a waiver of such right by the other Partners except as may otherwise be required by law with respect to Persons not parties hereto. The failure of one or more Partners to perform its or their obligations hereunder shall not release the other Partners from the performance of such obligations.

13.8                      Partition. The Partners expressly waive and release any right to have their interest, individually or collectively, in the Partnership partitioned or sold for the purpose of dividing the proceeds of such sale for the period during which the Partnership or any Successor Partnership shall remain in existence.

13.9                      Laws and Regulatory Bodies. This Agreement and the obligations of the Partners hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

13.10               Partnership Opportunity. Participation in the Partnership shall not in any way restrain any Partner’s officers, directors, shareholders, employees or Affiliates in other present or future business activities, whether or not any such activity is competitive with the business of the Partnership, or in any way preclude or restrict any of them from entering into a joint venture, partnership or other business arrangement with the Partnership. None of any Partner’s officers, directors, shareholders, employees or Affiliates shall under any circumstances be obligated or bound to offer or present to the Partnership any business opportunity offered to such officers, directors, shareholders, employees or Affiliates as a prerequisite to the acquisition of or investment in such business opportunity by any of them.

13.11               Section Numbers. Unless otherwise indicated, references to section numbers are to sections of this Agreement.

13.12               Confidentiality.

13.12.1                    Except as hereinafter provided, the Partnership and each Partner shall treat as confidential, and not disclose to any third party (excluding Affiliates) not authorized by the Management Committee to receive confidential information, any information obtained either directly or indirectly from any other Partner pursuant to this Agreement and designated by such Partner as confidential, or other confidential information developed or acquired by the Management Committee, or by the Operator during performance of its obligations under the Operating Agreement on behalf of the Partnership, unless such confidential information (a) was already in the possession of the receiving Partner, or an Affiliate thereof; at the time it obtained such confidential information hereunder, (b) was or is published or otherwise is or becomes generally available to the public through no fault of such receiving Partner or its Affiliate, (c) was or is made available to such partner or its Affiliate without restriction by any Person or entity which is not bound by, and does not impose, an obligation of confidentiality or use with respect thereto or (d) was or is required to be disclosed by operation of law or regulation. Further, neither the Partnership nor any Partner shall (i) use any such confidential information (other than its own) for any purpose other than in connection with the activities of the Partnership pursuant to this Agreement or (ii) disclose, reveal or otherwise make any such confidential information (other than its own) available to any unauthorized third party without the prior written consent of the other Partners hereunder, unless such disclosure is required by operation of law or regulation. The Partners and the Management Committee shall establish and enforce reasonable procedures for the protection of confidential information and shall restrict disclosure of such information to as few as possible of the employees, officers, agents and Affiliates of each Partner and the Partnership, and only to those who need to know such information in connection with the purposes of the Partnership as set forth herein. Each Partner and the Management Committee shall take such reasonable and prudent steps and precautionary measures as are required to ensure compliance with this Section 13.12 by such of their employees, officers, agents, Affiliates and other Persons as shall be given access to such confidential information and shall be responsible for compliance by their employees, officers, agents and Affiliates. The obligations of the Partners and Withdrawn Partners pursuant to this Section 13.12 shall survive the term of this Agreement for a period of five years. The Partners agree that no adequate remedy at law exists for a material breach or threatened material breach of any of the provisions of this Section 13.12, the continuation of which un-remedied will cause the injured Partner to suffer irreparable harm. Accordingly, the Partners agree that the injured party shall be entitled, in addition to other remedies which may be available to it, to immediate injunctive relief from any material breach of any of the provisions of this Section 13.12 and to specific performance of its rights hereunder, as well as to any other remedies available at law or in equity. The Operating Agreement shall include similar provisions for the protection of confidential information.

13.12.2                   Notwithstanding the terms of Section 13.12.1, nothing contained in such Section 13.12.1 shall be construed to restrict a Partner or its Affiliate from disclosing information with respect to the Partnership or to such Partner’s or its Affiliate’s investment in the Partnership, (a) in the ordinary course of business pertaining to its investment in the Partnership, (b) to prospective transferees of such Partner’s or its Affiliate’s investment in the Partnership (provided that such transferees enter into a confidentiality agreement with such Partner or its Affiliate, as the case may be, on terms comparable in scope to those contained in this Section 13.12), (c) pursuant to such Partner’s or its Affiliate’s customary investor relations process or (d) in order to comply with any requirements of law or regulation; provided, however, the Partners hereby agree to notify each other in advance with respect to any disclosure of material non-public information pertaining to the Partnership or the Partnership’s financial or operational performance (other than information consistent with that set forth in the financial statements of the Partnership), that a Partner knows, or should reasonably be expected to know, would have a material adverse effect on another Partner or would trigger additional disclosures or compliance filings by another Partner.

13.12.3                   In addition to the rights described in Section 8.8, a Partner shall have the right to cause the Partnership and its subsidiaries to reasonably cooperate with such Partner in connection with such Partner’s or its Affiliate’s compliance with any applicable financial reporting requirements of any governmental authority, including any filings that may be required by the Securities and Exchange Commission or under state or federal securities laws applicable to such Partner or its Affiliate. In connection therewith, such Partner shall have the right to cause the Partnership and its subsidiaries to (i) make available to such Partner, upon reasonable advance notice, all books and records and financial and other information in the Company’s or its subsidiaries’ possession or control that are reasonably required in order to prepare financial statements or financial information meeting the requirements of Regulation S-X under the Securities Act, along with any documentation reasonably related thereto required to complete any audit of such financial statements required by

Regulation S-X, and to cooperate with such Partner, and its representatives, including its independent auditors, in connection with any audit of any financial statements of such Partner.

13.13               Deadlocks and Dispute Resolution.

13.13.1                   In the event of any Deadlock or Dispute, by notice to the other Representatives (a “Deadlock/Dispute Notice”), any Representative on the Management Committee may request that the Partners seek to resolve such Deadlock or Dispute including, if requested by such requesting Representative, a special meeting of the Management Committee to discuss and attempt to resolve such Deadlock or Dispute. The Partners and, if applicable, the Representatives on the Management Committee, shall diligently and in good faith attempt to resolve the matter in question within thirty (30) days of the date the Deadlock/Dispute Notice. is given (the “Initial Resolution Period”) including, if so requested, at a special meeting of the Management Committee at which they attend in person or by teleconference or video conference.

13.13.2                   If the Deadlock or Dispute is not resolved within the Initial Resolution Period, any Representative or Partner may, upon written notice (a “2nd Deadlock/Dispute Notice”) to the other Partners or Representatives given within thirty (30) days after the expiration of the Initial Resolution Period, request that the Deadlock or Dispute be elevated to senior executives of each Partner, which senior executives shall be at least the most senior executive of a business unit of a Partner (or a direct or indirect Parent company of such Partner) who shall have the authority from such Partner (or, as applicable, such Parent) to resolve the Deadlock or Dispute. These senior executives shall meet as promptly as possible, but in no event later than thirty (30) days after the 2nd Deadlock/Dispute Notice is given, and shall use reasonable efforts to resolve the Deadlock or Dispute within thirty (30) days after such initial meeting.

13.13.3                   If the Deadlock or Dispute relates to an operational or technical issue that is not resolved by the procedures described in Sections 13.3.1 or 13.3.2, then the Partners may, if they mutually agree to do so, submit the disagreement to an independent third party with relevant expertise for the issue in dispute, and may agree (a) on the procedures for presenting each Partner’s position with regard to the Deadlock or Dispute to such expert, (b) on the allocation of the costs and expenses associated with such expert and the resolution of the Deadlock or Dispute and (c) that the decision by such expert shall be binding and enforceable against the Partners. For clarification, all the Partners involved in any Deadlock or Dispute must mutually agree in advance to the submission of any Deadlock or Dispute to such third party and/or for any binding arbitration with respect thereto.

13.13.4                   If the Deadlocked Decision is not resolved by the procedures described in Sections 13.3.1, 13.3.2 or 13.3.3, then the Partners shall be entitled to exercise any other remedies available to them under this Agreement or applicable law in order to resolve such Deadlock or Dispute.

13.13.5                   For purposes of this Section 13.13, any resolution of a Deadlock or Dispute pursuant to Sections 13.3.1, 13.3.2 or, if so agreed by the Partners, 13.3.3(c), shall be binding on the Partnership and the Management Committee as if made by the Management Committee pursuant to Section 9.2. Each of the Representatives, executives and senior executives of the Partners who participate in the efforts to reach a resolution of any Deadlock or Dispute pursuant to this Section 13.13 shall undertake such efforts on a timely and diligent basis.

13.14               References To Money. All references in this Agreement to, and transactions hereunder in, money shall be to or in Dollars of the United States of America.

13.15               Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

13.16               Third Persons. Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a party hereto any rights or remedies under or by reason of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Partners have caused this Third Amended and Restated Limited Partnership Agreement to be executed by their respective duly authorized officers as of date first written above.

TRANSCANADA IROQUOIS LTD.		TCPL NORTHEAST LTD.

By:	/s/ Stephen M. V. Clark	By:	/s/ Stephen M. V. Clark
Name:	Stephen M. V. Clark	Name:	Stephen M. V. Clark
Title:	Canadian & Eastern U.S. Natural Gas Pipelines	Title:	Canadian & Eastern U.S. Natural Gas Pipelines

By:	/s/ Jon A. Dobson	By:	/s/ Jon A. Dobson
Name:	Jon A. Dobson	Name:	Jon A. Dobson
Title:	Corporate Secretary	Title:	Corporate Secretary

DOMINION IROQUOIS, INC.		IROQUOIS GP HOLDING COMPANY, LLC

By:	/s/ Donald R. Raikes	By:	/s/ James R. Chapman
Name:	Donald R. Raikes	Name:	James R. Chapman
Title:	SVP — Customer Service and Bus. Dev.	Title:	Senior Vice President and Treasurer

SCHEDULE A

PERCENTAGE INTERESTS

PARTNERSHIP INTERESTS

		Percentae:e Interest
Partner	Affiliation	General	Limited	Total
TransCanada Iroquois Ltd.	TransCanada PipeLines Limited	25.00	4.00	29.00
TCPL Northeast Ltd.	TransCanada PipeLines Limited	0.00	21.00	21.00
Dominion Iroquois, Inc.	Dominion Resources, Inc.	0.00	24.07	24.07
Iroquois GP Holding Company. LLC	Dominion Midstream Partners, LP	25.00	0.93	25.93
	Total:	50.00	50.00	100.00